                                                                     EXHIBIT 2.1

                         AGREEMENT AND PLAN OF MERGER



                                 BY AND AMONG

                               ALZA CORPORATION,

                           ARGYLE ACQUISITION CORP.

                                      AND

                         SEQUUS PHARMACEUTICALS, INC.



                          DATED AS OF OCTOBER 4, 1998

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

ARTICLE I    THE MERGER........................................................1
       1.1   The Merger........................................................1
       1.2   Closing; Effective Time...........................................1
       1.3   Effects of the Merger.............................................2
       1.4   Certificate of Incorporation; Bylaws..............................2
       1.5   Directors and Officers of the Surviving Corporation...............2

ARTICLE II   CONVERSION OF SHARES..............................................2
       2.1   Conversion of Stock...............................................2
       2.2   SEQUUS Options and Warrants; SEQUUS Stock Purchase Plan...........4
       2.3   Exchange of Stock Certificates....................................6
       2.4   Lost, Stolen or Destroyed Certificates............................7
       2.5   Tax Consequences..................................................7

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF SEQUUS..........................7
       3.1   Organization, Etc. ...............................................8
       3.2   Authority Relative to This Agreement..............................9
       3.3   No Violations, Etc. ..............................................9
       3.4   Board Recommendation.............................................10
       3.5   Fairness Opinion.................................................10
       3.6   Capitalization...................................................11
       3.7   SEC Filings......................................................12
       3.8   Financial Statements.............................................12
       3.9   Absence of Undisclosed Liabilities...............................13
       3.10  Absence of Changes or Events.....................................13
       3.11  Intentionally Omitted............................................15
       3.12  Litigation.......................................................15
       3.13  Insurance........................................................15
       3.14  Contracts and Commitments........................................15
       3.15  Labor Matters; Employment and Labor Contracts....................17
       3.16  Compliance with Laws.............................................18
       3.17  Intellectual Property Rights.....................................19
       3.18  Taxes............................................................20
       3.19  Employee Benefit Plans; ERISA....................................21
       3.20  Environmental Matters............................................24
       3.21  Officer's Certificate as to Tax Matters..........................27
       3.22  Affiliates.......................................................27
       3.23  Finders or Brokers...............................................27
       3.24  Registration Statement; Proxy Statement/Prospectus...............28

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                            PAGE
                                                                            ----
       3.25  Pooling of Interests.............................................28
       3.26  Title to Property................................................28
       3.27  Year 2000 Compliance.............................................29

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF ALZA AND MERGER SUB............29
       4.1   Organization, Etc. ..............................................29
       4.2   Authority Relative to This Agreement.............................30
       4.3   No Violations, Etc. .............................................31
       4.4   Capitalization...................................................31
       4.5   Registration Statement; Proxy Statement/Prospectus...............32
       4.6   SEC Filings......................................................32
       4.7   Compliance with Laws.............................................32
       4.8   Financial Statements.............................................33
       4.9   Absence of Undisclosed Liabilities...............................33
       4.10  Absence of Changes or Events.....................................33
       4.11  Litigation.......................................................33
       4.12  Officer's Certificate as to Tax Matters..........................34
       4.13  Pooling of Interests.............................................34
       4.14  Taxes............................................................34
       4.15  Contracts and Commitments........................................34
       4.16  Intellectual Property Rights.....................................35
       4.17  FDA Matters......................................................35

ARTICLE V    COVENANTS........................................................36
       5.1   Conduct of Business During Interim Period........................36
       5.2   No Solicitation..................................................38
       5.3   Access to Information............................................40
       5.4   Special Meeting; Registration Statement; Board Recommendation....41
       5.5   Commercially Reasonable Efforts..................................42
       5.6   Public Announcements.............................................42
       5.7   Notification of Certain Matters..................................42
       5.8   Indemnification..................................................43
       5.9   Expenses.........................................................45
       5.10  Pooling of Interests Accounting..................................45
       5.11  Affiliate Agreements.............................................46
       5.12  NYSE Listings....................................................46
       5.13  Resignation of Directors and Officers............................46

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                            PAGE
                                                                            ----
       5.14  Consents of ALZA's and SEQUUS' Accountants.......................47
       5.15  Stock Options and Warrants.......................................47
       5.16  Board of Directors...............................................47
       5.17  Intentionally Omitted............................................47
       5.18  SEC Filings......................................................47
       5.19  Employee Benefit Matters.........................................48

ARTICLE VI   CONDITIONS TO THE OBLIGATIONS OF EACH PARTY......................49
       6.1   Registration Statement...........................................49
       6.2   Shareholder Approval.............................................50
       6.3   Listing of Additional Shares.....................................50
       6.4   Governmental Clearances..........................................50
       6.5   Tax Matters......................................................50
       6.6   Statute or Decree................................................50
       6.7   Pooling..........................................................51

ARTICLE VII  CONDITIONS TO THE OBLIGATIONS OF SEQUUS AND ALZA.................51
       7.1   Additional Conditions to the Obligation of SEQUUS................51
       7.2   Additional Conditions to the Obligation of ALZA And Merger Sub...51

ARTICLE VIII TERMINATION......................................................52
       8.1   Termination......................................................52
       8.2   Termination by ALZA..............................................53
       8.3   Termination by SEQUUS............................................54
       8.4   Procedure for Termination........................................55
       8.5   Effect of Termination............................................55

ARTICLE IX   MISCELLANEOUS....................................................56
       9.1   Amendment and Modification.......................................56
       9.2   Waiver of Compliance; Consents...................................56
       9.3   Survival; Investigations.........................................56
       9.4   Notices..........................................................56
       9.5   Assignment; Third Party Beneficiaries............................57
       9.6   Governing Law....................................................58
       9.7   Counterparts.....................................................58
       9.8   Severability.....................................................58
       9.9   Interpretation...................................................58

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                            PAGE
                                                                            ----
       9.10  Entire Agreement.................................................58
       9.11  Definition of Law................................................58
       9.12  Rules of Construction............................................58


Exhibits
--------

     Exhibit A    -    Certificate of Merger
     Exhibit B    -    Form of SEQUUS Affiliates Agreement
     Exhibit C    -    Form of ALZA Affiliates Agreement

                            INDEX OF DEFINED TERMS


     "Acquisition Proposal"............  Section 5.2(c)
     "Action"..........................  Section 3.12(a)
     "Affiliates"......................  Section 3.22
     "Antitrust Division"..............  Section 5.5(a)
     "ALZA"............................  Preamble
     "ALZA Balance Sheet"..............  Section 4.8
     "ALZA Closing Value"..............  Section 2.1(f)
     "ALZA Common Stock"...............  Recitals
     "ALZA Contract"...................  Section 4.15(b)
     "ALZA Disclosure Statement".......  Article IV
     "ALZA Exchange Options"...........  Section 2.2
     "ALZA Financial Statements".......  Section 4.8
     "ALZA IP Rights...................  Section 4.16(a)
     "ALZA Material Adverse Effect"....  Section 4.1
     "ALZA Purchase Plan...............  Section 2.2(b)
     "ALZA SEC Reports"................  Section 4.6(a)
     "ALZA Subsidiaries"...............  Section 4.1
     "Business Combination"............  Section 5.1(b)
     "CERCLA"..........................  Section 3.20(a)(iii)
     "Certificate of Merger"...........  Section 1.2
     "Closing".........................  Section 1.2
     "Closing Date"....................  Section 1.2
     "COBRA"...........................  Section 3.15(b)
     "Code"............................  Recitals
     "Confidentiality Agreements"......  Section 5.3
     "Contractor"......................  Section 3.20(a)(i)
     "CSA".............................  Section 3.16(b)
     "DEA".............................  Section 3.16(b)
     "Delaware Law"....................  Section 1.1
     "Effective Time"..................  Section 1.2
     "Employee Benefit Plans"..........  Section 3.19(a)
     "Environment".....................  Section 3.20(a)(ii)
     "Environmental Law"...............  Section 3.20(a)(iii)
     "Environmental Permit"............  Section 3.20(a)(iv)

                            INDEX OF DEFINED TERMS
                                  (CONTINUED)

     "ERISA"...........................  Section 3.19(a)
     "ERISA Affiliate".................  Section 3.19(a)
     "Exchange Act"....................  Section 3.3
     "Exchange Agent"..................  Section 2.3(a)
     "Exchange Multiple"...............  Section 2.1(g)
     "Exchange Quotient"...............  Section 2.1(g)
     "Exchange Ratio"..................  Section 2.1(a)
     "FDA".............................  Section 3.16(b)
     "FDCA"............................  Section 3.16(b)
     "Foreign Plan"....................  Section 3.19(n)
     "FTC".............................  Section 5.5(a)
     "GAAP"............................  Section 3.8
     "Government Entity"...............  Section 3.3
     "group health plan"...............  Section 3.19(k)
     "Hazardous Material"..............  Section 3.20(a)(v)
     "Holder"..........................  Section 2.3(c)
     "HSR Act".........................  Section 3.3
     "Identified Products".............  Section 4.15(a)
     "Identified Technology"...........  Section 4.16(b)
     "Indemnified Parties".............  Section 5.8(b)
     "IRS".............................  Section 3.19(d)
     "law".............................  Section 9.11
     "Material Products"...............  Section 5.1(a)(x)
     "Merger"..........................  Recitals
     "Merger Sub"......................  Preamble
     "Merger Sub Common Stock".........  Section 2.1(d)
     "NYSE"............................  Section 2.1(f)
     "Pension Plans"...................  Section 3.19(a)
     "Person"..........................  Section 2.1(g)
     "Potential Acquiror"..............  Section 5.2(a)
     "Proxy Statement/Prospectus"......  Section 3.24
     "Real Property"...................  Section 3.20(b)(iv)
     "Reference Date"..................  Section 3.8
     "Registration Statement"..........  Section 3.24
     "SEC".............................  Section 3.7(a)
     "Securities Act"..................  Section 3.7(a)
     "SEQUUS"..........................  Preamble
     "SEQUUS Balance Sheet"............  Section 3.8
     "SEQUUS Certificate"..............  Section 2.3(c)
     "SEQUUS Common Stock".............  Recitals

                            INDEX OF DEFINED TERMS
                                  (CONTINUED)

     "SEQUUS Contract".................  Section 3.14(b)
     "SEQUUS Disclosure Statement".....  Article III
     "SEQUUS Purchase Plan"............  Section 2.2(b)
     "SEQUUS Financial Statements".....  Section 3.8
     "SEQUUS IP Rights"................  Section 3.17(a)
     "SEQUUS Material Adverse Effect"..  Section 3.1(a)
     "SEQUUS Negative Vote"............  Section 8.1(d)
     "SEQUUS Options"..................  Section 2.2
     "SEQUUS Preferred Stock"..........  Section 3.6(a)
     "SEQUUS Rights"...................  Section 2.1(a)
     "SEQUUS Rights Plan"..............  Section 2.1(a)
     "SEQUUS SEC Reports"..............  Section 3.7(a)
     "SEQUUS Special Meeting"..........  Section 5.4(a)
     "SEQUUS Stock Plan"...............  Section 2.2
     "Stock Option Agreement"..........  Section 3.2
     "Subsidiary"......................  Section 2.1(g)
     "Superior Proposal"...............  Section 5.2(d)
     "Surviving Corporation"...........  Section 1.1
     "Tax" or "Taxes"..................  Section 3.18(a)
     "Tax Return"......................  Section 3.18(a)
     "Voting Agreements"...............  Section 3.6(b)
     "WARN"............................  Section 5.19(e)
     "Welfare Plans"...................  Section 3.19(a)
     "Year 2000 Compliant".............  Section 3.27

                         AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of October 4, 1998 by and among ALZA Corporation, a Delaware corporation ("ALZA"), Argyle Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of ALZA ("Merger Sub"), and SEQUUS Pharmaceuticals, Inc., a Delaware corporation ("SEQUUS"), with respect to the following facts:

     A. The respective boards of directors of ALZA, Merger Sub and SEQUUS have approved and declared advisable the merger of Merger Sub with and into SEQUUS (the "Merger"), upon the terms and subject to the conditions set forth herein, and have determined that the Merger is fair to, and in the best interests of, their respective stockholders.

     B. Pursuant to the Merger, among other things, the outstanding shares of SEQUUS Common Stock, $.0001 par value ("SEQUUS Common Stock"), will be converted into shares of ALZA Common Stock, $.01 par value ("ALZA Common Stock"), at the rate set forth herein.

     C. For United States federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     D. For financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction.

     The parties agree as follows:


                                   ARTICLE I

                                  THE MERGER
                                  ----------


     1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware General Corporation Law (the "Delaware Law"),
(i) Merger Sub shall be merged with and into SEQUUS, (ii) the separate corporate existence of Merger Sub shall cease, and (iii) SEQUUS shall be the surviving corporation. SEQUUS, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 CLOSING; EFFECTIVE TIME. The closing of the Merger and the other transactions contemplated hereby (the "Closing") will take place at 10:00 a.m., local time, on a date to be specified by the parties (the "Closing Date"), which shall be no later than the first business day after satisfaction or waiver of the conditions set forth in Articles VI and VII, unless another time or date is agreed to by the parties hereto. The Closing shall take place at the offices of Heller Ehrman White & McAuliffe, 525 University Avenue, Palo Alto, California, or at such other location as the parties hereto shall mutually agree. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger substantially in the form of Exhibit A (the "Certificate of Merger") with
                                    ---------
the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the Delaware Law (the time of such filing, or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger, being the "Effective Time").

     1.3 EFFECTS OF THE MERGER. The effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Delaware Law. Without limiting the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of SEQUUS and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of SEQUUS and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4   CERTIFICATE OF INCORPORATION; BYLAWS.

           (a) Subject to Section 5.8, from and after the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation; provided, however, that at the Effective Time the certificate
             --------  -------
of incorporation of Merger Sub shall be amended so that the name of Surviving Corporation shall be "SEQUUS Pharmaceuticals, Inc."

           (b) Subject to Section 5.8, from and after the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

     1.5 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of Merger Sub immediately prior to the Effective Time shall serve as the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

                                  ARTICLE II

                             CONVERSION OF SHARES
                             --------------------

     2.1 CONVERSION OF STOCK. Pursuant to the Merger, and without any action on the part of the holders of any outstanding shares of capital stock or other securities of SEQUUS or Merger Sub:

           (a) As of the Effective Time, each share of SEQUUS Common Stock, together with the rights (the "SEQUUS Rights") associated with each such share issued in connection with SEQUUS' Rights Agreement (the "SEQUUS Rights Plan") dated April 17, 1997 between SEQUUS and ChaseMellon Shareholders Services, L.L.C., issued and outstanding immediately prior to the Effective Time (other than shares of SEQUUS Common Stock to be canceled pursuant to Section 2.1(c)) shall be automatically converted into 0.40 (the "Exchange Ratio") of a fully paid and nonassessable share of ALZA Common Stock.

           (b) As of the Effective Time, each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of SEQUUS Common Stock shall cease to have any rights with respect thereto, except the right to receive (i) a certificate (or direct registration) representing the number of whole shares of ALZA Common Stock into which such shares have been converted, and (ii) cash in lieu of fractional shares of ALZA Common Stock in accordance with Section 2.1(f), without interest.

           (c) As of the Effective Time, each share of SEQUUS Common Stock held of record immediately prior to the Effective Time by SEQUUS, Merger Sub, ALZA or any Subsidiary (as defined in Section 2.1(g)) of SEQUUS or of ALZA shall be canceled and extinguished without any conversion thereof.

           (d) As of the Effective Time, each share of Common Stock, $.0001 par value, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be canceled, extinguished and automatically converted into one validly issued, fully paid and nonassessable share of Common Stock, $.0001 par value, of the Surviving Corporation. Each certificate evidencing ownership of a number of shares of Merger Sub Common Stock shall be deemed to evidence ownership of the same number of shares of Common Stock, $.0001 par value, of the Surviving Corporation.

           (e) The Exchange Ratio shall be adjusted, or ALZA shall make appropriate provision, to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into ALZA Common Stock or SEQUUS Common Stock), extraordinary dividend or distribution, reorganization, recapitalization or other like change with respect to ALZA Common Stock or (subject to Section 5.1) SEQUUS Common Stock occurring or having a record date or an effective date on or after the date hereof and prior to the Effective Time.

           (f) No fraction of a share of ALZA Common Stock will be issued by virtue of the Merger. Instead, each holder of shares of SEQUUS Common Stock who would otherwise be entitled to a fraction of a share of ALZA Common Stock (after aggregating all fractional shares of ALZA Common Stock to be received by such holder) shall receive from ALZA an amount of cash (rounded down to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the ALZA Closing Value. For the purposes of this Agreement, "ALZA Closing Value" shall mean the closing price per share of ALZA Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Tape on the trading day immediately preceding the Effective Time.

           (g) For the purposes of this Agreement, the "Exchange Multiple" of any quantity means the product obtained from multiplying such quantity by the Exchange Ratio, and the "Exchange Quotient" of any quantity means the quotient obtained from dividing such quantity by the Exchange Ratio. For purposes of this Agreement, the term "Subsidiary", when used with respect to any Person, means any corporation or other organization, whether incorporated or unincorporated, of which (A) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise) or (B) such Person or any Subsidiary of such Person is a general partner of any general partnership or a manager of any limited liability company. For the purposes of this Agreement, the term "Person" means any individual, organization, corporation, partnership, joint venture, limited liability company, trust or entity of any kind.

     2.2   SEQUUS OPTIONS AND WARRANTS; SEQUUS PURCHASE PLAN.

           (a) As of the Effective Time, ALZA shall, to the full extent permitted by applicable law, assume all of the stock options of SEQUUS outstanding immediately prior to the Effective Time under the SEQUUS Stock Plans (as defined below) (the "SEQUUS Options"). As of the Effective Time, ALZA shall assume in accordance with their terms, all the warrants to purchase SEQUUS Common Stock dated May 19, 1995 (which expire on May 25, 1999) outstanding immediately prior to the Effective Time (the "Warrants"). For purposes of this Agreement, "SEQUUS Stock Plans" means SEQUUS' 1987 Employee Stock Option Plan, 1987 Consultant Stock Option Plan, 1990 Director Stock Option Plan and Equity Incentive Plan (in each case, as amended prior to the date hereof). Each SEQUUS Option, whether or not exercisable at the Effective Time, to the full extent permitted by applicable law, shall be assumed by ALZA in such a manner that it shall be exercisable upon the same terms and conditions as under the SEQUUS Stock Plan pursuant to which it was granted and the applicable option agreement issued thereunder (including, without limitation, the lapse of all rights of repurchase with respect to such SEQUUS Options granted under the 1987 Employee Stock Option Plan and the 1987 Consultant Stock Option Plan in accordance with the resolutions of the SEQUUS board of directors approved on March 10, 1994, and June 19, 1995); and each Warrant shall be assumed by ALZA in the manner provided for in such Warrant so that it shall be exercisable on the terms and conditions provided in such Warrant; provided that (i) each such option thereafter shall be exercisable for a number
--------
of shares of ALZA Common Stock (rounded down to the nearest whole share) equal to the Exchange Multiple of the number of shares of SEQUUS Common Stock subject to such option, and (ii) the price per share of ALZA Common Stock thereafter shall equal the Exchange Quotient (rounded up to the nearest whole cent) of the option price per share of SEQUUS Common Stock subject to such option in effect immediately prior to the Effective Time (the "ALZA Exchange Options"); provided,
                                                                       --------
further that (i) each such Warrant thereafter shall be exercisable for a number
-------
of shares of ALZA Common Stock equal to the Exchange Multiple of the number of shares of SEQUUS Common Stock subject to such Warrant, and (ii) the price per share of ALZA Common Stock thereafter shall equal the Exchange Quotient of the Warrant price per share of SEQUUS Common Stock subject to such Warrant in effect immediately prior to the Effective Time. Prior to the Effective Time, SEQUUS shall make all adjustments provided for in the SEQUUS Stock Plans with respect to the SEQUUS Options to facilitate the implementation of the provisions of this
Section 2.2. It is intended that SEQUUS Options assumed by ALZA shall qualify following the Effective Time as incentive stock options, as defined in Section 422 of the Code, to the extent SEQUUS Options qualified as incentive stock options immediately prior to the Effective Time, and the provisions of this
Section 2.2(a) shall be applied in a manner that is consistent with such intent.

           (b) SEQUUS shall amend the SEQUUS Employee Stock Purchase Plan (the "SEQUUS Purchase Plan") so that as of the Effective Time: (i) the SEQUUS Purchase Plan shall provide that no additional purchase rights shall be issued under it; (ii) the purchase dates of each then-outstanding purchase right granted under the SEQUUS Purchase Plan shall conform to the purchase dates then in effect under the ALZA Amended and Restated Employee Stock Purchase Plan (the "ALZA Purchase Plan"); and (iii) each purchase right granted under the SEQUUS Purchase Plan shall terminate (if it has not previously terminated by its terms) on the purchase date under the ALZA Purchase Plan immediately preceding August 1, 1999, or if earlier, on the date that the holder thereof enrolls in the ALZA Purchase Plan. As of the Effective Time, each then-outstanding purchase right granted under the SEQUUS Purchase Plan shall be assumed by ALZA in such a manner that it shall be exercisable upon the same terms and conditions (as amended as described above) as under the SEQUUS Purchase Plan immediately before the Effective Time; provided that each such purchase right shall thereafter be
                --------
exercisable for whole shares of ALZA Common Stock (rounded down to the nearest whole share) equal to the Exchange Multiple of the number of shares of SEQUUS Common Stock for which such purchase right would otherwise have been exercisable determined as of the relevant grant date under the SEQUUS Purchase Plan at a purchase price per share equal to 85% of the lower of: (i) the Exchange Quotient (rounded up to the nearest whole cent) of the fair market value of a share of SEQUUS Common Stock on the relevant grant date under the SEQUUS Purchase Plan or (ii) the fair market value of a share of a ALZA Common Stock on the relevant purchase date.

     2.3   EXCHANGE OF STOCK CERTIFICATES.

           (a) At or prior to the Effective Time, ALZA shall enter into an agreement with a bank or trust company selected by ALZA and reasonably acceptable to SEQUUS to act as the exchange agent for the Merger (the "Exchange Agent").

           (b) At or prior to the Effective Time, ALZA shall supply or cause to be supplied to or for the account of the Exchange Agent in trust for the benefit of the holders of SEQUUS Common Stock, for exchange pursuant to this Section 2.3, (i) certificates (or direct registration) evidencing the shares of ALZA Common Stock issuable pursuant to Section 2.1 to be exchanged for outstanding shares of SEQUUS Common Stock, and (ii) cash in an aggregate amount sufficient to make the payments in lieu of fractional shares provided for in Section 2.1(f).

           (c) Promptly after the Effective Time, ALZA shall mail or shall cause to be mailed to each Holder a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the SEQUUS Certificates shall pass, only upon proper delivery of the SEQUUS Certificates to the Exchange Agent) and instructions for surrender of the SEQUUS Certificates. Upon surrender to the Exchange Agent of a SEQUUS Certificate, together with such letter of transmittal duly executed, the Holder shall be entitled to receive in exchange therefor: (i) certificates evidencing that number of shares of ALZA Common Stock issuable to such Holder in accordance with this Article II; (ii) any dividends or other distributions that such Holder has the right to receive pursuant to Section 2.3(d); and (iii) cash in respect of fractional shares as provided in Section 2.1(f), and such SEQUUS Certificate so surrendered shall forthwith be canceled. No certificate representing shares of ALZA Common Stock will be issued to a Person who is not the registered owner of a surrendered SEQUUS Certificate unless (i) the SEQUUS Certificate so surrendered has been properly endorsed or otherwise is in proper form for transfer, and (ii) such Person shall either (A) pay any transfer or other tax required by reason of such issuance or (B) establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.3, from and after the Effective Time, each SEQUUS Certificate shall be deemed to represent, for all purposes other than payment of dividends, the right to receive a certificate representing the number of full shares of ALZA Common Stock as determined in accordance with this Article II and cash in lieu of fractional shares as provided in Section 2.1(f). For purposes of this Agreement, "SEQUUS Certificate" means a certificate which immediately prior to the Effective Time represented shares of SEQUUS Common Stock, and "Holder" means a person who holds one or more SEQUUS Certificates as of the Effective Time.

           (d) No dividend or other distribution declared with respect to ALZA Common Stock with a record date after the Effective Time will be paid to Holders of unsurrendered SEQUUS Certificates until such Holders surrender their SEQUUS Certificates. Upon the surrender of such SEQUUS Certificates, there shall be paid to such Holders, promptly after such surrender, the amount of dividends or other distributions, excluding interest, declared with a record date after the Effective Time and not paid because of the failure to surrender SEQUUS Certificates for exchange.

           (e) Notwithstanding anything to the contrary in this Agreement, neither the Exchange Agent, ALZA, the Surviving Corporation nor any party hereto shall be liable to any holder of shares of SEQUUS Common Stock for shares of ALZA Common Stock or cash in lieu of fractional shares properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.4 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event that any SEQUUS Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in respect of such lost, stolen or destroyed SEQUUS Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of ALZA Common Stock as may be required pursuant to
Section 2.1 and cash in lieu of fractional shares, if any, as may be required pursuant to Section 2.1(f) and any dividends or distributions payable pursuant to Section 2.3(d); provided, however, that ALZA may, in its discretion and as a
                   --------  -------
condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed SEQUUS Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against ALZA or the Exchange Agent with respect to the SEQUUS Certificates alleged to have been lost, stolen or destroyed.

     2.5 TAX CONSEQUENCES. For United States federal income tax purposes, it is intended by the parties hereto that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SEQUUS
                    ----------------------------------------

     SEQUUS makes to ALZA and Merger Sub the representations and warranties contained in this Article III, in each case subject to the exceptions set forth in the disclosure statement, dated as of the date hereof, delivered by SEQUUS to ALZA prior to the execution of this Agreement (the "SEQUUS Disclosure Statement"). The SEQUUS Disclosure Statement shall be arranged in schedules corresponding to the numbered

Sections of this Article III, and the disclosure in any Section of the SEQUUS Disclosure Statement shall qualify only the corresponding Section of this
Article III, unless it is reasonably apparent that the disclosed contract, event, fact, circumstance or other matter could relate to other representations or warranties or the matters covered thereby.

     3.1   ORGANIZATION, ETC.

           (a) Each of SEQUUS and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of SEQUUS and its Subsidiaries is duly qualified as a foreign Person to do business, and is in good standing, in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a SEQUUS Material Adverse Effect. For the purposes of this Agreement, "SEQUUS Material Adverse Effect" means any change, event or effect that is materially adverse to the business, prospects (as they relate to Doxil), financial condition or results of operations of SEQUUS and its Subsidiaries taken as a whole; provided, however, that: (i) any adverse change, event or effect arising from or relating to general business or economic conditions which does not affect SEQUUS in a materially disproportionate manner, shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a "SEQUUS Material Adverse Effect"; (ii) any adverse change, event or effect relating to or affecting the oncological pharmaceuticals industry generally, or relating to or affecting the sale, marketing or development of oncological pharmaceuticals generally, which does not affect SEQUUS in a materially disproportionate manner, shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a "SEQUUS Material Adverse Effect"; (iii) any adverse change, event or effect referred to in Section 3.1 of the SEQUUS Disclosure Statement concerning the competitive products identified therein shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a "SEQUUS Material Adverse Effect"; and (iv) any adverse change, event or effect arising from or relating to the announcement or pendency of the Merger shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a "SEQUUS Material Adverse Effect"; provided, further, that the failure of
                                          --------  -------
SEQUUS to meet the published estimates, expectations or projections of financial analysts shall not by itself constitute a "SEQUUS Material Adverse Effect".

           (b) Neither SEQUUS nor any of its Subsidiaries is in violation of any provision of its certificate of incorporation, bylaws or any other charter document. Section 3.1 of the SEQUUS Disclosure Statement sets forth (i) the full name of each

Subsidiary of SEQUUS, its capitalization and the ownership interest of SEQUUS and each other Person (if any) therein, (ii) the jurisdiction in which each such Subsidiary is organized, (iii) each jurisdiction in which SEQUUS and each Subsidiary of SEQUUS is qualified to do business as a foreign Person, (iv) a brief summary of the business and material operations of each Subsidiary of SEQUUS, and (v) the names of the current directors and officers of SEQUUS and of each Subsidiary of SEQUUS. SEQUUS has made available to ALZA accurate and complete copies of the certificate of incorporation, bylaws and any other charter documents, as currently in effect, of SEQUUS and each of its Subsidiaries.

     3.2 AUTHORITY RELATIVE TO THIS AGREEMENT. SEQUUS has full corporate power and authority to (i) execute and deliver this Agreement, and (ii) assuming the approval of the Merger by a majority of the outstanding shares of SEQUUS Common Stock at the SEQUUS Special Meeting or any adjournment or postponement thereof in accordance with Delaware Law, consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by SEQUUS and the consummation by SEQUUS of the Merger and the other transactions contemplated hereby, have been duly and validly authorized by the unanimous vote of the board of directors of SEQUUS, and no other corporate proceedings on the part of SEQUUS are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than the approval of the Merger by a majority of the outstanding shares of SEQUUS Common Stock at the SEQUUS Special Meeting or any adjournment or postponement thereof in accordance with the Delaware Law). This Agreement has been duly and validly executed and delivered by SEQUUS and, assuming due authorization, execution and delivery by ALZA and by Merger Sub, constitutes a valid and binding agreement of SEQUUS, enforceable against SEQUUS in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

     3.3 NO VIOLATIONS, ETC. No filing with or notification to, and no permit, authorization, consent or approval of, any court, administrative agency, commission, or other governmental or regulatory body, authority or instrumentality ("Government Entity") is necessary to be made or obtained on the part of SEQUUS for the consummation by SEQUUS of the Merger and the other transactions contemplated hereby, or (assuming, for this purpose, that no laws are applicable to ALZA that are not also applicable to SEQUUS) for the exercise by ALZA and the Surviving Corporation of full rights to own and operate the business of SEQUUS and its Subsidiaries as presently being conducted, except (i) for the filing of the Certificate of Merger as required by Delaware Law, (ii) as may be required under the applicable requirements of the Securities and Exchange Act of 1934, as amended (together with the Rules and Regulations promulgated thereunder, the "Exchange Act"), state securities or "blue sky" laws and state takeover laws, and (iii) for any filing required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") or any antitrust laws of any foreign country. Neither the execution and delivery by SEQUUS of this Agreement, nor the consummation of the Merger by SEQUUS and the other transactions contemplated hereby, nor compliance by SEQUUS with all of the provisions hereof, nor the exercise by ALZA and the Surviving Corporation of full rights to own and operate the business of SEQUUS and its Subsidiaries as presently being conducted (assuming, for this purpose, that no laws are applicable to ALZA that are not also applicable to SEQUUS) will, subject to obtaining the approval of this Agreement by the holders of a majority of the outstanding shares of SEQUUS Common Stock at the SEQUUS Special Meeting or any adjournment or postponement thereof in accordance with Delaware Law, (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or other charter document of SEQUUS or any of its Subsidiaries, (ii) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to SEQUUS or any of its Subsidiaries, or by which any of their properties or assets is bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or result in any material adverse change in, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which SEQUUS or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound. Section 3.3 of the SEQUUS Disclosure Statement lists all consents, waivers and approvals required to be obtained other than by ALZA or any ALZA Subsidiary in connection with the consummation by SEQUUS of the transactions contemplated hereby under any of SEQUUS' or any of its Subsidiaries' notes, bonds, mortgages, indentures, deeds of trust, licenses, leases, contracts, agreements or other instruments or obligations the failure to obtain which would have a SEQUUS Material Adverse Effect.

     3.4 BOARD RECOMMENDATION. The board of directors of SEQUUS has, at a meeting of such board duly held on October 4, 1998, (i) approved this Agreement,
(ii) determined that this Agreement is fair to and in the best interests of the stockholders of SEQUUS, (iii) resolved to recommend approval of this Agreement to the stockholders of SEQUUS, (iv) resolved that SEQUUS take all action necessary to exempt the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby from the provisions of all applicable state antitakeover statutes or regulations including but not limited to Section 203 of the Delaware Law, and (v) resolved to render the rights issued under the SEQUUS Rights Plan inapplicable to the Merger, this Agreement, and the other transactions contemplated hereby.

     3.5 FAIRNESS OPINION. SEQUUS has received the opinion of Credit Suisse First Boston dated the date of the approval of this Agreement by the board of directors of

SEQUUS to the effect that the Exchange Ratio is fair to SEQUUS' stockholders from a financial point of view, and will provide a copy of such opinion to ALZA.

     3.6   CAPITALIZATION.

           (a) The authorized capital stock of SEQUUS consists of 45,000,000 shares of SEQUUS Common Stock and 4,000,000 shares of Preferred Stock, $.01 par value ("SEQUUS Preferred Stock"), of which 450,000 shares have been designated Series A Preferred Stock. As of September 30, 1998, there were (i) 31,772,902 shares of SEQUUS Common Stock outstanding, (ii) no shares of SEQUUS Preferred Stock outstanding, and (iii) no treasury shares held by SEQUUS.

           (b) Except as referred to in Section 3.6(a) hereof, and except for securities issued or outstanding or reserved for issuance under the SEQUUS Stock Plans, SEQUUS Purchase Plan, SEQUUS Rights Plan and the warrants dated May 19, 1995, as of September 30, 1998 there were no equity securities of any class of SEQUUS, or any securities convertible into or exercisable for any such equity securities, issued, reserved for issuance or outstanding. Except for options granted under the SEQUUS Stock Plans, purchase rights under the SEQUUS Purchase Plan, SEQUUS Rights and the warrants dated May 19, 1995, there are no warrants, options, convertible securities, calls, rights, stock appreciation rights, preemptive rights, rights of first refusal, or agreements or commitments of any nature obligating SEQUUS to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of SEQUUS, or obligating SEQUUS to grant, issue, extend, accelerate the vesting of, or enter into, any such warrant, option, convertible security, call, right, stock appreciation right, preemptive right, right of first refusal, agreement or commitment. To the knowledge of SEQUUS as of the date of this Agreement, except for the Voting Agreements entered into as of the date of this agreement by the members of the board of directors of SEQUUS (the "Voting Agreements"), there are no voting trusts, proxies or other similar agreements or understandings with respect to the capital stock of SEQUUS.

           (c) True and complete copies of each SEQUUS Stock Plan and the SEQUUS Purchase Plan, and of the forms of all agreements and instruments relating to or issued under each thereof, have been made available to ALZA. Such agreements, instruments and forms have not been amended, modified or supplemented in any significant respect, and there are no agreements to amend, modify or supplement in any significant respect any such agreements, instruments or forms.

           (d) Section 3.6 of the SEQUUS Disclosure Statement sets forth the following information with respect to each option to purchase SEQUUS Common Stock outstanding as of the date of this Agreement: the aggregate number of shares issuable thereunder, the type of option, the grant date, the expiration date and the exercise price.

Each SEQUUS Option was or will be granted in accordance with the terms of the SEQUUS Stock Plan applicable thereto. The terms of each of the SEQUUS Stock Plans do not prohibit the assumption of the SEQUUS Options as provided in
Section 2.2(a). Consummation of the Merger will not accelerate vesting of any options to purchase SEQUUS Common Stock outstanding as of the date of this Agreement, except as described in Section 3.6 of the SEQUUS Disclosure Statement.

     3.7   SEC FILINGS.

           (a) SEQUUS has filed with the Securities and Exchange Commission (the "SEC") all required forms, reports, registration statements and documents required to be filed by it with the SEC (collectively, all such forms, reports, registration statements and documents filed since January 1, 1995 are referred to herein as the "SEQUUS SEC Reports"). All of the SEQUUS SEC Reports complied as to form, when filed, in all material respects with the applicable provisions of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act") and the Exchange Act. Accurate and complete copies of the SEQUUS SEC Reports have been made available to ALZA. As of their respective dates, the SEQUUS SEC Reports (when taken together with the documents incorporated by reference therein and all exhibits and schedules thereto) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. SEQUUS has been advised by each of its executive officers and directors that each such person and such persons' affiliates have complied with all filing requirements relating to SEQUUS under Section 13 and Section 16(a) of the Exchange Act except as disclosed in the SEQUUS SEC Reports.

     3.8 FINANCIAL STATEMENTS. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the SEQUUS SEC Reports (the "SEQUUS Financial Statements"), (x) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (y) fairly presented the financial position of SEQUUS as at the respective dates thereof and the results of its operations and cash flows for the periods indicated, consistent with the books and records of SEQUUS, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which, in the case of the interim financial statements contained in SEQUUS' Form 10-Q for the quarter ended June 30, 1998, are not expected to be material in amount. The balance sheet of SEQUUS contained in SEQUUS' Form 10-Q for the quarter ended June 30, 1998 (the "Reference Date") is hereinafter referred to as the "SEQUUS Balance Sheet."

     3.9 ABSENCE OF UNDISCLOSED LIABILITIES. Neither SEQUUS nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) other than (i) liabilities included in the SEQUUS Balance Sheet and the related notes to the financial statements, (ii) normal or recurring liabilities incurred since the Reference Date in the ordinary course of business consistent with past practice which, individually or in the aggregate, would not be reasonably likely to have a SEQUUS Material Adverse Effect, and (iii) liabilities under this Agreement.

     3.10 ABSENCE OF CHANGES OR EVENTS. Except as contemplated by this Agreement, since the Reference Date, no SEQUUS Material Adverse Effect has occurred. In addition, between the Reference Date and the date of this Agreement, SEQUUS and its Subsidiaries have not, directly or indirectly:

           (a) purchased, otherwise acquired, or agreed to purchase or otherwise acquire, any shares of capital stock of SEQUUS or any of its Subsidiaries, or declared, set aside or paid any dividend or otherwise made a distribution (whether in cash, stock or property or any combination thereof) in respect of their capital stock (other than dividends or other distributions payable solely to SEQUUS or a wholly owned Subsidiary of SEQUUS or repurchases of unvested shares from employees in connection with the termination of employment (for any reason) in accordance with agreements outstanding or policies existing on the date hereof, or entered into thereafter in the ordinary course of business);

           (b) (i) created or incurred any indebtedness for borrowed money exceeding $250,000 in the aggregate, or (ii) assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation, made any loans or advances to any other individual, firm or corporation exceeding $100,000 in the aggregate except for travel advances and other advances made to employees in the ordinary course of business;

           (c) instituted any change in accounting methods, principles or practices other than as required by GAAP or the rules and regulations promulgated by the SEC and disclosed in the notes to the SEQUUS Financial Statements;

           (d) revalued any assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable in excess of amounts previously reserved as reflected in the SEQUUS Balance Sheet;

           (e) suffered any damage, destruction or loss, whether covered by insurance or not, except for such as would not, individually and in the aggregate exceed $250,000;

           (f) (i) increased in any manner the compensation of any of its directors, officers (including specifically that in the aggregate bonuses payable to its officers with respect to 1998 will not exceed 30% of the aggregate salaries of such officers for 1998) or, other than in the ordinary course of business and consistent with past practice or pursuant to written agreements outstanding on the date hereof, non-officer employees; (ii) granted any severance or termination pay to any Person; (iii) entered into any oral or written employment, consulting, indemnification or severance agreement with any Person other than agreements involving amounts in each case not in excess of $75,000; (iv) other than as required by law or the specific terms of its Employee Benefit Plans, adopted, become obligated under, or amended any employee benefit plan, program or arrangement; or (v) repriced any SEQUUS options granted under the SEQUUS Stock Plans;

           (g) sold, transferred, leased to a third party, licensed to a third party, pledged, mortgaged, encumbered, or otherwise disposed of, or agreed to sell, transfer, lease to a third party, license to a third party, pledge, mortgage, encumber or otherwise dispose of, any material portion of any material properties (including intangibles, real, personal or mixed);

           (h) amended its certificate of incorporation, bylaws or any other charter document, or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

           (i) made any capital expenditure in any calendar month which, when added to all other capital expenditures made by or on behalf of SEQUUS and its Subsidiaries in such calendar month resulted in such capital expenditures exceeding $250,000 in the aggregate;

           (j) paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liquidated claims, liabilities or obligations when due and the payment, discharge or satisfaction of liabilities (including accounts payable) in the ordinary course of business and consistent with past practice, or collected, or accelerated the collection of, any material amounts owed (including accounts receivable) other than their collection in the ordinary course of business;

           (k) waived, released, assigned, settled or compromised any material claim or litigation, or commenced a lawsuit other than in the ordinary course of business for the routine collection of bills; or

           (l) offered or become obligated to do any of the things described in the preceding clauses (a) through (k) other than as expressly contemplated or provided for in this Agreement.

     3.11  INTENTIONALLY OMITTED.

     3.12  LITIGATION.

           (a) There is no private or governmental action or suit (whether in law or in equity), or governmental investigation or proceeding of any nature ("Action") pending or, to the knowledge of SEQUUS, threatened against SEQUUS or any of its Subsidiaries, or any of their respective officers and directors (in their capacities as such), or involving any of their assets, before any court, governmental or regulatory authority or body, or arbitration tribunal, except for those Actions which, individually and in the aggregate, would not have a SEQUUS Material Adverse Effect. As of the date of this Agreement, there is no Action pending or, to the knowledge of SEQUUS, threatened which in any manner challenges seeks to, or is reasonably likely to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

           (b) There is no outstanding unsatisfied judgment, order, writ, injunction or decree of any court, governmental or regulatory authority or body, or arbitration tribunal in a proceeding to which SEQUUS, any Subsidiary of SEQUUS, or any of their assets is or was a party or by which SEQUUS, any Subsidiary of SEQUUS, or any of their assets is bound.

     3.13 INSURANCE. Section 3.13 of the SEQUUS Disclosure Statement lists all insurance policies in effect as of the date of this Agreement (including without limitation workers' compensation insurance policies) covering the business, properties or assets of SEQUUS and its Subsidiaries, the premiums and coverages of such policies, and all claims in excess of $50,000 made against any such policies since January 1, 1995. All such policies are in effect, and true and complete copies of all such policies have been made available to ALZA. SEQUUS has not received notice of the cancellation or threat of cancellation of any of such policies.

     3.14  CONTRACTS AND COMMITMENTS.

           (a) As of the date of this Agreement, except as filed as an exhibit to the SEQUUS SEC Reports, neither SEQUUS nor its Subsidiaries is a party to or bound by any oral or written contract, obligation or commitment of any type in any of the following categories:

                (i) employment agreements, consulting agreements, agreements or arrangements that contain severance pay, employee or consultant indemnification agreements, agreements or understandings with respect to tax arrangements, agreements or understandings with respect to expatriate benefits, or post-employment liabilities or obligations;

               (ii) agreements or plans under which benefits will be increased or accelerated by the occurrence of any of the transactions contemplated by this Agreement, or under which the value of the benefits will be calculated on the basis of any of the transactions contemplated by this Agreement;

              (iii) agreements, contracts or commitments currently in force relating to the disposition or acquisition of (i) material assets other than in the ordinary course of business, or (ii) relating to an ownership interest in any corporation, partnership, joint venture or other business enterprise;

               (iv) material agreements, contracts or commitments for the purchase of materials, supplies or equipment which provide for purchase prices substantially greater than those prevailing as of the date of this Agreement for such materials, supplies or equipment, or which are with sole or single source suppliers;

                (v) guarantees or other agreements, contracts or commitments under which SEQUUS or any of its Subsidiaries is absolutely or contingently liable for (A) the performance of any other person, firm or corporation (other than SEQUUS or its Subsidiaries), or (B) the whole or any part of the indebtedness or liabilities of any other person, firm or corporation (other than SEQUUS or its Subsidiaries);

               (vi) powers of attorney authorizing the incurrence of a material obligation on the part of SEQUUS or its Subsidiaries;

              (vii) agreements, contracts or commitments which limit or restrict (A) the geographic territories where SEQUUS or any of its Subsidiaries may conduct business, (B) the type or lines of business (current or future) in which they may engage, or (C) any acquisition of assets (tangible or intangible) by SEQUUS or any of its Subsidiaries outside of the ordinary course of business;

             (viii) agreements, contracts or commitments containing any agreement with respect to a change of control of SEQUUS or any of its Subsidiaries;

               (ix) agreements, contracts or commitments for the borrowing or lending of money, or the availability of credit (except credit extended by SEQUUS or any of its Subsidiaries to customers in the ordinary course of business and consistent with past practice);

                (x) any hedging, option, derivative or other similar transaction and any foreign exchange position or contract for the exchange of currency;

               (xi) any joint marketing or joint development agreement, or any license or distribution agreement relating to any SEQUUS product not cancelable by SEQUUS upon 90 days notice; or

              (xii)  any agreement not otherwise disclosed in section 3.14 or
3.17 of the SEQUUS Disclosure Statement expressly obligating SEQUUS to indemnify any other Person, including but not limited to any employee or consultant of SEQUUS or any of its Subsidiaries, against any charge of infringement, misappropriation or misuse of any intellectual property, other than indemnification provisions contained in purchase orders or customer agreements arising in the ordinary course of business.

           (b) Neither SEQUUS nor any of its Subsidiaries, nor to SEQUUS' knowledge any other party to a SEQUUS Contract (as defined below), is in breach, violation or default under, or has received notice that it has breached, violated or defaulted under (nor does there exist any condition under which, with the passage of time or the giving of notice or both, could reasonably be expected to cause such a breach, violation or default under), any material agreement, contract or commitment to which SEQUUS or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound (any such agreement, contract or commitment, a "SEQUUS Contract"), other than any breaches, violations or defaults which individually or in the aggregate would not have a SEQUUS Material Adverse Effect.

           (c) Each SEQUUS Contract is a valid, binding and enforceable obligation of SEQUUS and, to SEQUUS' knowledge, of the other party or parties thereto, in accordance with its terms, and in full force and effect, except where the failure to be valid, binding, enforceable and in full force and effect would not have a SEQUUS Material Adverse Effect and to the extent enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally or by general principles of equity or by competition laws of the European Union.

           (d) An accurate and complete copy of each SEQUUS Contract has been made available to ALZA.

     3.15  LABOR MATTERS; EMPLOYMENT AND LABOR CONTRACTS.

           (a) None of SEQUUS or any of its Subsidiaries is a party to any union contract or other collective bargaining agreement, nor to the knowledge of SEQUUS or any of its Subsidiaries are there any activities or proceedings of any labor union to organize any of its employees. Each of SEQUUS and its Subsidiaries is in compliance with all applicable (i) laws, regulations and agreements respecting employment and employment practices, (ii) terms and conditions of employment, and (iii) occupational health and safety requirements, except for those failures to comply which, individually or in the aggregate, would not have a SEQUUS Material Adverse Effect.

           (b) There is no labor strike, slowdown or stoppage pending (or any labor strike or stoppage threatened) against SEQUUS or any of its Subsidiaries. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of SEQUUS or any of its Subsidiaries who are not currently organized. Neither SEQUUS nor any of its Subsidiaries has any obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that would not have, individually or in the aggregate, a SEQUUS Material Adverse Effect. There are no actions, complaints or investigations pending or, to the knowledge of SEQUUS or any of its Subsidiaries, threatened, between SEQUUS or any of its Subsidiaries and any of their respective employees.

     3.16 COMPLIANCE WITH LAWS. (a) Neither SEQUUS nor any of its Subsidiaries has violated or failed to comply with any statute, law, ordinance, rule or regulation (including without limitation relating to the export or import of goods or technology) of any foreign, federal, state or local government or any other governmental department or agency, except where any such violations or failures to comply would not, individually or in the aggregate, have a SEQUUS Material Adverse Effect. SEQUUS and its Subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted and SEQUUS has no knowledge of any reason that SEQUUS will not be able to obtain the permits, licenses and franchises from any governmental agency required to conduct its business as proposed to be conducted, except for those, the absence of which, would not, individually or in the aggregate, have a SEQUUS Material Adverse Effect.

           (b) To SEQUUS' knowledge, as to each product subject to United States Food and Drug Administration (the "FDA") jurisdiction under the Federal Food, Drug and Cosmetic Act ("FDCA") and the jurisdiction of the Drug Enforcement Agency ("DEA") under the Comprehensive Drug Abuse Prevention and Control Act of 1970 ("CSA") that is manufactured, tested, distributed, held, and/or marketed by SEQUUS or any Subsidiary, such product is being manufactured, held, distributed and marketed in substantial compliance with all applicable requirements under the FDCA and the CSA including, but not limited to, those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security.

           (c) SEQUUS has, prior to the execution of this Agreement, provided to ALZA copies of or made available for ALZA's review any and all documents in its or any Subsidiary's possession material to assessing SEQUUS' or any SEQUUS Subsidiary's compliance with the FDCA or the CSA and implementing regulations, including, but not limited to, copies in its possession of (i) all 483s issued during the last three years; (ii) all audit reports performed during the last three years, whether performed by SEQUUS, any SEQUUS Subsidiary, or an outside consultant; (iii) any document (prepared by SEQUUS or otherwise) concerning any material oral or written communication received from the FDA, the DEA, or the Department of Justice during the last three years; (iv) any administrative or judicial order, ruling or agreement issued or entered into during the last three years in which SEQUUS, any Subsidiary of SEQUUS, or their respective predecessor companies were a named party or were identified as an interested person; or (v) any recall notice or order relating to any product of SEQUUS.

     3.17  INTELLECTUAL PROPERTY RIGHTS.

           (a) SEQUUS and its Subsidiaries own or have the right to use all intellectual property material to the conduct of their respective businesses (such intellectual property and such rights are collectively referred to herein as the "SEQUUS IP Rights"). No royalties or other payments relating to the use of intellectual property rights are payable by SEQUUS, or to its knowledge, its licensees or distributors, to any Person with respect to commercialization of any products presently sold or under development by SEQUUS or its Subsidiaries.

           (b) The execution, delivery and performance of this Agreement by SEQUUS and the consummation by SEQUUS of the transactions contemplated hereby will not (i) constitute a material breach by SEQUUS or any of its Subsidiaries of any instrument or agreement governing any SEQUUS IP Rights, (ii) cause the modification of any terms of any licenses or agreements relating to any SEQUUS IP Rights including but not limited to the modification of the effective rate of any royalties or other payments provided for in any such license or agreement,
(iii) cause the forfeiture or termination of any SEQUUS IP Rights, (iv) give rise to a right of forfeiture or termination of any SEQUUS IP Rights or (v) materially impair the right of SEQUUS (subject to Section 5.1 of this Agreement), the Surviving Corporation or ALZA to use, sell or license any SEQUUS IP Rights or portion thereof.

           (c) Neither the manufacture, marketing, license, sale or intended use (as set forth in Section 3.17(c) of the SEQUUS Disclosure Statement) of any Material Product by SEQUUS, nor the current use by SEQUUS of the Stealth Platform Technology, (i) violates in any material respect any license or agreement between SEQUUS or any of its Subsidiaries and any third party or (ii) infringes in any material respect any patents or other intellectual property rights of any other party; and there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any SEQUUS IP Rights, or asserting that any SEQUUS IP Rights or the proposed use, sale, license or disposition thereof, or the manufacture, use or sale of any SEQUUS products, conflicts or will conflict with the rights of any other party.

           (d) SEQUUS has heretofore provided to ALZA a worldwide list of all patents, trade names, registered trademarks and registered service marks, and applications for any of the foregoing, owned or possessed by SEQUUS or any of its Subsidiaries and true and complete copies of such materials have been made available to ALZA.

           (e) SEQUUS has provided to ALZA a true and complete copy of its standard form of employee confidentiality agreement and taken all commercially reasonably necessary steps to ensure that all employees have executed such an agreement. All consultants or third parties with access to proprietary information of SEQUUS have executed appropriate non-disclosure agreements.

           (f) Neither SEQUUS nor any of its Subsidiaries is aware or has reason to believe that any of its employees or consultants is obligated under any contract, covenant or other agreement or commitment of any nature, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's or consultant's best efforts to promote the interests of SEQUUS and its Subsidiaries or that would conflict with the business of SEQUUS as presently conducted or proposed to be conducted. All current and former employees and consultants of SEQUUS or any of its Subsidiaries have signed valid and enforceable written assignments to SEQUUS or its Subsidiaries of any and all rights or claims in any intellectual property that is used in the business of SEQUUS that any such employee or consultant has or may have by reason of any contribution, participation or other role in the development, conception, creation, reduction to practice or authorship of any invention, innovation, development or work of authorship or any other intellectual property that is used in the business of SEQUUS, and SEQUUS and its Subsidiaries possess signed copies of all such written assignments by such employees and consultants.

     3.18  TAXES.

           (a) For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity. For purposes of this Agreement, "Tax Return" or "Tax Returns" refers to all federal, state and local and foreign returns, estimates, information statements and reports relating to Taxes.

           (b) SEQUUS and each of its Subsidiaries have filed all material Tax Returns required to be filed by them, and have paid (or SEQUUS has paid on behalf of its Subsidiaries), or have set up adequate reserves (which reserves were established in accordance with GAAP) for the payment of, all Taxes required to be paid as shown on such Tax Returns. The most recent financial statements contained in the SEQUUS SEC Reports reflect an adequate reserve (which reserves were established in accordance with GAAP) for the payment of all Taxes payable by SEQUUS and its Subsidiaries, accrued through the date of such financial statements. Except as would not reasonably be expected to have a SEQUUS Material Adverse Effect, no deficiencies for any Taxes have been proposed, asserted or assessed against SEQUUS or any of its Subsidiaries.

           (c) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of SEQUUS or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

           (d) None of SEQUUS and its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by SEQUUS.

           (e) None of SEQUUS and its Subsidiaries (i) is being audited by any taxing authority; (ii) has granted any presently operative waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; (iii) has permitted any Tax lien to be placed on any asset of SEQUUS or any of its Subsidiaries other than liens for Taxes not yet due and payable; and (iv) has availed itself of any Tax amnesty or similar relief in any taxing jurisdiction.

           (f) None of SEQUUS and its Subsidiaries is aware of any reason why the Merger will fail to qualify as a reorganization under the provisions of
Section 368(a) of the Code.

     3.19  EMPLOYEE BENEFIT PLANS; ERISA.

           (a) Section 3.19(a) of the SEQUUS Disclosure Statement lists all "employee pension benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Pension Plans"), "welfare benefit plans" as defined in Section 3(1) of ERISA ("Welfare Plans"), or stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance, holiday, or vacation plans, or any other employee benefit plan, program, policy or arrangement covering employees (or former employees) of SEQUUS employed in the United States that either is maintained or contributed to by SEQUUS or any of its Subsidiaries or any of their ERISA Affiliates (as hereinafter defined) or to which SEQUUS or any of its Subsidiaries or any of their ERISA Affiliates is obligated to make payments or otherwise may have any liability (collectively, the "Employee Benefit Plans") with respect to employees or former employees of SEQUUS, its Subsidiaries, or any of their ERISA Affiliates. For purposes of this Agreement, "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code, including without limitation SEQUUS or a Subsidiary.

           (b) SEQUUS and each of its Subsidiaries, and each of the Pension Plans and Welfare Plans, are in compliance with the applicable provisions of ERISA, the Code and other applicable laws, except where the failure to comply would not, individually or in the aggregate, have a SEQUUS Material Adverse Effect.

           (c) All contributions to, and payments from, the Pension Plans which are required to have been made in accordance with the Pension Plans have been timely made, except where the failure to make such contributions or payments on a timely basis would not, individually or in the aggregate, either impair SEQUUS' ability to consummate the Merger and the other transactions contemplated hereby or have a SEQUUS Material Adverse Effect.

           (d) All of SEQUUS' Pension Plans intended to qualify under Section 401 of the Code have been determined by the Internal Revenue Service ("IRS") to be so qualified, and no event has occurred and no condition exists with respect to the form or operation of such Pension Plans which would cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code.

           (e) There are no (i) investigations pending by any governmental entity involving the Pension Plans or Welfare Plans, or (ii) pending or threatened claims (other than routine claims for benefits), suits or proceedings against any Pension Plan or Welfare Plan, against the assets of any of the trusts under any Pension Plan or Welfare Plan or against any fiduciary of any Pension Plan or Welfare Plan with respect to the operation of such plan or asserting any rights or claims to benefits under any Pension Plan or against the assets of any trust under such plan, except for those which would not, individually or in the aggregate, give rise to any liability which would have a SEQUUS Material Adverse Effect. To the best of SEQUUS' knowledge, there are no facts which would give rise to any liability under this Section 3.19(e) except for those which would not, individually or in the aggregate, either impair SEQUUS' ability to consummate the Merger and the other transactions contemplated hereby or have a SEQUUS Material Adverse Effect in the event of any such investigation, claim, suit or proceeding.

           (f) None of SEQUUS, any of its Subsidiaries or any employee of the foregoing, or any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the Pension Plans or Welfare Plans, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) other than such transactions that would not, individually or in the aggregate, either impair SEQUUS' ability to consummate the Merger and the other transactions contemplated hereby or have a SEQUUS Material Adverse Effect.

           (g) None of SEQUUS, any of its Subsidiaries, or any of their ERISA Affiliates maintain or contribute to, nor have they ever maintained or contributed to, any pension plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

           (h) Neither SEQUUS nor any Subsidiary of SEQUUS nor any ERISA Affiliate has incurred any material liability under Title IV of ERISA that has not been satisfied in full.

           (i) Neither SEQUUS, any of its Subsidiaries nor any of their ERISA Affiliates has any material liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of Section 3(37) of ERISA, covering employees (or former employees) employed in the United States.

           (j) With respect to each of the Employee Benefit Plans, true, correct and complete copies of the following documents have been made available to ALZA: (i) the plan document and any related trust agreement, including amendments thereto, (ii) any current summary plan descriptions and other material communications to participants relating to the Employee Benefit Plans,
(iii) the three most recent Forms 5500, if applicable, and (iv) the most recent IRS determination letter, if applicable.

           (k) None of the Welfare Plans maintained by SEQUUS or any of its Subsidiaries provides for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under COBRA, or except at the expense of the participant or the participant's beneficiary SEQUUS and each of its Subsidiaries which maintain a "group health plan" within the meaning of Section 5000(b)(1) of the Code have complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder except where the failure to comply would not, individually or in the aggregate, either impair SEQUUS' ability to consummate the

Merger and the other transactions contemplated hereby or have a SEQUUS Material Adverse Effect.

           (l) No liability under any Pension Plan or Welfare Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which SEQUUS or any of its Subsidiaries has received notice that such insurance company is in rehabilitation or a comparable proceeding.

           (m) The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of SEQUUS or any of its Subsidiaries.

           (n) Section 3.19 of the SEQUUS Disclosure Statement lists each Foreign Plan (as hereinafter defined). SEQUUS and each of its Subsidiaries and each of the Foreign Plans are in compliance with applicable laws, and all required contributions have been made to the Foreign Plans, except where the failure to comply or make contributions would not, individually or in the aggregate, either impair SEQUUS' ability to consummate the Merger and the other transactions contemplated hereby or have a SEQUUS Material Adverse Effect. Each of the Foreign Plans that is a funded defined benefit pension plan has a fair market value of plan assets that is greater than the plan's liabilities, as determined in accordance with applicable laws. For purposes hereof, the term "Foreign Plan" shall mean any plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, SEQUUS or any Subsidiary with respect to employees (or former employees) employed outside the United States to the extent the benefits provided thereunder are not mandated by the laws of the applicable foreign jurisdiction.

           (o) Each of the Employee Benefit Plans and the Foreign Plans can be terminated by SEQUUS within a period of 30 days following the Effective Time in accordance with the terms of such Plan (and the provisions of ERISA and the Code), without any additional contribution to such Employee Benefit Plan or Foreign Plan or the payment of any additional compensation or amount or the additional vesting or acceleration of any vesting provided under the Employee Benefit Plan or Foreign Plan.

     3.20  ENVIRONMENTAL MATTERS.

           (a)  For purposes of this Agreement:

                (i) "Contractor" shall mean any person or entity, including but not limited to partners, licensors, and licensees, with which SEQUUS formerly or presently has any agreement or arrangement (whether oral or written) under which such person or entity has or had physical possession of, and was or is obligated to develop, test, process, manufacture or produce, any product or substance on behalf of SEQUUS.

               (ii) "Environment" shall mean any land including, without limitation, surface land and sub-surface strata, seabed or river bed and any water (including, without limitation, coastal and inland waters, surface waters and ground waters and water in drains and sewers) and air (including, without limitation, air within buildings) and other natural or manmade structures above or below ground.

              (iii) "Environmental Law" means any law or regulation, and any applicable judicial or administrative interpretation thereof relating to public and workers health and safety, emissions, discharges or releases of Hazardous Materials into the Environment or otherwise relating to the manufacture, processing, use, treatment, storage, distribution, disposal, transport or handling of Hazardous Materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), the Resource Conservation and Recovery Act 42 USC, 6901 et
                                                                            --
seq., the Hazardous Materials Transportation Act 49 USC, 6901 et seq., the Clean
---                                                           ------
Water Act 33, 1251 et seq., the Toxic Substances Control Act 15 USC, 2601 et
                   ------                                                 --
seq., the Clean Air Act 42 USC, 7401 et seq., the Safe Drinking Water Act 42
---                                  ------
USC, 300f et seq., the Atomic Energy Act 42 USC, 2201 et seq., and the Federal
          ------                                      ------
Food Drug and Cosmetic Act 21 USC, 301 et seq., and equivalent statutes in
                                       ------
countries other than the United States of America.

               (iv) "Environmental Permit" shall mean any permit, license, consent, approval, certificate, qualification, specification, registration and other authorization, and the filing of all notifications, reports and assessments, required by any federal, state, local or foreign government or regulatory entity pursuant to any Environmental Law.

                (v) "Hazardous Material" shall mean any pollutant, contaminant, or hazardous, toxic, medical, biohazardous, infectious or dangerous waste, substance, gas, constituent or material, defined or regulated as such in, or for purposes of, any Environmental Law, including, without limitation, any asbestos, any petroleum, oil (including crude oil or any fraction thereof), any radioactive substance, any polychlorinated biphenyls, any toxin, chemical, virus, infectious disease or disease causing agent, and any other substance that can give rise to liability under any Environmental Law.

     (b) Except for such cases that, individually or in the aggregate, have not and would not reasonably be expected to have a SEQUUS Material Adverse Effect:

                (i) Each of SEQUUS and its Subsidiaries possesses all Environmental Permits required under applicable Environmental Laws to conduct its current business and to use and occupy the Real Property for its current business. All Environmental Permits are in full force and effect and SEQUUS and each of its Subsidiaries are in compliance with the terms and conditions of such Environmental Permits.

               (ii) There are no facts or circumstances indicating that any Environmental Permits possessed by SEQUUS or any of its Subsidiaries are likely to be revoked, suspended, canceled or not renewed, and all appropriate necessary action in connection with the renewal or extension of any Environmental Permits possessed by SEQUUS or any of its Subsidiaries relating to their current business and the Real Property has been taken.

              (iii) The execution and delivery by SEQUUS of this Agreement and the consummation by SEQUUS of the Merger and other transactions contemplated hereby and (assuming, for this purpose, that no law is applicable to ALZA that is not also applicable to SEQUUS) the exercise by ALZA and the Surviving Corporation of rights to own and operate the business of SEQUUS and its Subsidiaries and use and occupy the Real Property and carry on its business substantially as presently conducted will not affect the validity or require the transfer of any Environmental Permits held by SEQUUS or any of its Subsidiaries and will not require any notification, disclosure, registration, reporting, filing, investigation or remediation under any Environmental Law.

               (iv) SEQUUS and each of its Subsidiaries are in compliance with, and within the period of all applicable statutes of limitation, have complied with, all applicable Environmental Laws with respect to the real property now or previously owned, leased or occupied by SEQUUS and its Subsidiaries (the "Real Property"), and have not received notice of any liability under any Environmental Law.

                (v) There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, notice of violation, investigation, notice or demand letter, proceeding or request for information pending or any liability (whether actual or contingent) to make good, repair, reinstate or clean up any of the Real Property; there is no act, omission, event or circumstance giving rise or likely to give rise in the future to any such action, suit, demand, claim, complaint, hearing, notice of violation, investigation, notice or demand letter, proceeding, or request or any such liability or other liabilities.

               (vi) There has not been any disposal, spill, discharge, or release of any Hazardous Material generated, used, owned, stored, or controlled by SEQUUS, any of its Subsidiaries, or respective predecessors in interest, on, at, or under any property presently or formerly owned, leased, or operated by SEQUUS, its Subsidiaries, any predecessor in interest, or any Contractor, and there are no Hazardous Materials located in, at, on, or under, or in the vicinity of, any such facility or property, or at any other location, in either case that could reasonably be expected to require investigation, removal, remedial, or corrective action by SEQUUS or any of its Subsidiaries or that would reasonably likely result in liability of, or costs in excess of, $250,000, individually or in the aggregate, to SEQUUS or any of its Subsidiaries under any Environmental Law.

              (vii) (A) Other than cleaning and office supplies normally used in the operation of an office, Hazardous Materials are not currently generated, used, treated, handled or stored on, or transported to or from, or released on any Real Property that is currently used or occupied by SEQUUS or any property adjoining any Real Property that is currently used or occupied by SEQUUS; and
(B) neither SEQUUS nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous materials to any location that is listed or proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any analogous state or country list or which is the subject of any environmental claim.

             (viii) There has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area containing Hazardous Materials located on any Real Property owned, leased or operated by SEQUUS, any of its Subsidiaries, or respective predecessors in interest during the period of such ownership, lease or operation.

               (ix) SEQUUS and its Subsidiaries have taken all actions necessary under applicable requirements of Environmental Law to register any products or materials required to be registered by SEQUUS or any of its Subsidiaries (or any of their respective agents) thereunder.

     3.21 OFFICER'S CERTIFICATE AS TO TAX MATTERS. SEQUUS knows of no reason why it will be unable to deliver to Heller Ehrman White & McAuliffe and Cooley Godward LLP at the Closing an officer's certificate in form sufficient to enable each such counsel to render the opinions required by Section 6.5.

     3.22 AFFILIATES. The list that SEQUUS will deliver to ALZA in accordance with Section 5.11(a) will identify all persons who to SEQUUS' knowledge may be deemed to be "affiliates" of SEQUUS for purposes of Rule 145 under the Securities Act or under applicable SEC accounting releases with respect to pooling of interests accounting ("Affiliates").

     3.23 FINDERS OR BROKERS. Except for Credit Suisse First Boston, whose fees have been disclosed to ALZA, neither SEQUUS nor any of its Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned upon consummation of the Merger.

     3.24 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by SEQUUS for inclusion or incorporation by reference in the Registration Statement on Form S-4 registering the ALZA Common Stock to be issued in the Merger (the "Registration Statement") as it relates to SEQUUS, at the time the Registration Statement is declared effective by the SEC, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by SEQUUS for inclusion in the proxy statement/prospectus to be sent to the stockholders of SEQUUS in connection with the SEQUUS Special Meeting (such proxy statement/prospectus, as amended and supplemented is referred to herein as the "Proxy Statement/Prospectus"), at the date the Proxy Statement/Prospectus is first mailed to stockholders and at the time of the SEQUUS Special Meeting shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.25 POOLING OF INTERESTS. SEQUUS has provided to its independent auditors all information requested by such auditors to assess whether the Merger can properly be accounted for as a pooling of interests, and has fully cooperated with its independent auditors with respect to all reasonable requests made in connection with such assessment. To the knowledge of SEQUUS, after consultation with its independent auditors, none of SEQUUS, any of its Subsidiaries or any of their respective directors, officers or stockholders has taken any action or failed to take any action, which action or failure would prevent ALZA from accounting for the Merger as a pooling of interests.

     3.26 TITLE TO PROPERTY. SEQUUS and its Subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the SEQUUS Balance Sheet or acquired after the Reference Date (except for tangible personal property, inventory, cash, cash equivalents, short term investments or trade accounts receivable disposed of in the ordinary course of business consistent with past practice or as permitted by this Agreement since the Reference Date), and have valid leasehold interests in all leased properties and assets, in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) liens for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt reflected on the SEQUUS Balance Sheet, (iv) liens recorded pursuant to any Environmental Law or (v) liens which would not, individually or in the aggregate, have a SEQUUS Material Adverse Effect. Section 3.26 of the SEQUUS Disclosure Statement identifies each parcel of real property owned or leased by SEQUUS or any of its Subsidiaries.

     3.27 YEAR 2000 COMPLIANCE. SEQUUS is Year 2000 Compliant, as that term is defined below, and there are no foreseeable expenses or other liabilities associated with the process of securing full Year 2000 Compliance except for any noncompliance that would not be reasonably expected to cause a SEQUUS Material Adverse Effect. "Year 2000 Compliant" means that such hardware or software produced, used, or provided by SEQUUS or any of its subsidiaries or material contractors, vendors, or manufacturers, including, but not limited to, microcode, firmware, system and application programs, files, databases, computer services, and microcontrollers, including those embedded in computer and non-computer equipment (the "Computer Systems") will:

           (a) process date data from at least the years 1900 through 2101 without error or interruption;

           (b) maintain functionality with respect to the introduction, processing, or output of records containing dates falling on or after January 1, 2000; and

           (c) be interoperable with other software or hardware which may deliver records to, receive records from, or interact with such Computer Systems in the course of conducting the business of SEQUUS, including processing data and manufacturing the products of SEQUUS.

                                  ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF ALZA AND MERGER SUB
             -----------------------------------------------------

     ALZA and Merger Sub make to SEQUUS the representations and warranties contained in this Article IV, in each case subject to the exceptions set forth in the disclosure statement, dated as of the date hereof, delivered by ALZA to SEQUUS prior to the execution of this Agreement (the "ALZA Disclosure Statement"). The ALZA Disclosure Statement shall be arranged in schedules corresponding to the numbered Sections of this Article IV, and the disclosure in any section of the ALZA Disclosure Statement shall qualify only the corresponding Section of this Article IV, unless it is reasonably apparent that the disclosed contract, event, fact, circumstance or other matter could relate to other representations or warranties or the matters covered thereby.

     4.1   ORGANIZATION, ETC.

           (a) Each of ALZA and its Subsidiaries (the "ALZA Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. ALZA and each ALZA Subsidiary are duly qualified as a foreign Person to do business, and are each in good standing, in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually and in the aggregate, have an ALZA Material Adverse Effect. None of ALZA nor any ALZA Subsidiary is in violation of any provision of its certificate of incorporation, bylaws or any other charter document. For the purposes of this Agreement, "ALZA Material Adverse Effect" means any change, event or effect that is materially adverse to the business, prospects, financial condition or results of operations of ALZA and the ALZA Subsidiaries taken as a whole; provided, however, that (i) any adverse change,
                               --------  -------
event or effect arising from or relating to general business or economic conditions which does not affect ALZA in a materially disproportionate manner shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, an "ALZA Material Adverse Effect"; (ii) any adverse change, event or effect relating to or affecting the pharmaceutical industry generally, or relating to or affecting the sale, marketing or development of pharmaceuticals generally, which does not affect ALZA in a materially disproportionate manner shall not be deemed to constitute, and shall not be taken into account in determining whether there has been an "ALZA Material Adverse Effect"; and (iii) any adverse change, event or effect arising from or relating to the announcement or pendency of the Merger shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, an "ALZA Material Adverse Effect"; provided further that the failure of ALZA to meet the published estimates, expectations or projections of financial analysts shall not in itself constitute an "ALZA Material Adverse Effect".

           (b) Neither ALZA nor the ALZA Subsidiaries is in violation of any provision of its certificate of incorporation, bylaws or other charter documents.

           (c) Neither ALZA nor any of the ALZA Subsidiaries owns any capital stock or other securities of SEQUUS.

     4.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of ALZA and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the board of directors of each of ALZA and Merger Sub and no other corporate proceedings on the part of either ALZA or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ALZA and Merger Sub and, assuming due authorization, execution and delivery by SEQUUS, constitutes a valid and binding agreement of each of ALZA and Merger Sub, enforceable against each of them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

     4.3 NO VIOLATIONS, ETC. No filing with or notification to, and no permit, authorization, consent or approval of, any Government Entity is necessary on the part of either ALZA or Merger Sub for the consummation by ALZA or Merger Sub of the Merger or the other transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as required by Delaware Law, (ii) the filing with the SEC and the effectiveness of the Registration Statement, (iii) the applicable requirements of the Exchange Act, state securities or "blue sky" laws, state takeover laws and the listing requirements of the NYSE and (iv) any filings required under and in compliance with the HSR Act or any antitrust laws of any foreign country. Neither the execution and delivery of this Agreement, nor the consummation of the Merger or the other transactions contemplated hereby, nor compliance by ALZA and Merger Sub with all of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws or other charter documents of ALZA or any ALZA Subsidiary, (ii) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to ALZA or any ALZA Subsidiary, or by which any of their properties or assets may be bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which ALZA or any ALZA Subsidiary is a party or by which any of them or any of their properties or assets may be bound.

     4.4 CAPITALIZATION. (a) The authorized capital stock of ALZA consists of 300,000,000 shares of Common Stock, $.01 par value, of which there were 87,064,060 shares issued and outstanding as of September 30, 1998, and 100,000 shares of Preferred Stock, $.01 par value, of which no shares are issued or outstanding. The authorized capital stock of Merger Sub consists of 10,000 shares of Common Stock, $.0001 par value, 100 of which, as of the date hereof, are issued and outstanding and are held by ALZA. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose. All outstanding shares of ALZA Common Stock are (and the ALZA Common Stock to be issued in the Merger will, when issued, be) duly authorized, validly issued, fully paid and nonassessable and are not (and will not be) subject to preemptive rights created by statute, the certificate of incorporation or bylaws of ALZA or any agreement to which ALZA is a party or by which it is bound.

           (b) Except as referred to in Section 4.4(a) hereof, there are no equity securities of any class of ALZA, or any securities convertible into or exercisable for any such equity securities, issued, reserved for issuance or outstanding. There are no warrants, options, convertible securities, calls, rights, stock appreciation rights, preemptive rights, rights of first refusal, or agreements or commitments of any nature obligating ALZA to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of ALZA, or obligating ALZA to grant, issue, extend, accelerate the vesting of, or enter into, any such warrant, option, convertible security, call, right, stock appreciation right, preemptive right, right of first refusal, agreement or commitment.

     4.5 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by ALZA for inclusion or incorporation by reference in the Registration Statement as it relates to ALZA or Merger Sub, at the time the Registration Statement is declared effective, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by ALZA for inclusion in the Proxy Statement/Prospectus, at the date the Proxy Statement/Prospectus is first mailed to stockholders and at the time of the SEQUUS Special Meeting shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to ALZA or any ALZA Subsidiary shall occur which is required to be described in the Registration Statement or Proxy Statement/Prospectus, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of SEQUUS.

     4.6 SEC FILINGS. ALZA has filed with the SEC all required forms, reports, registration statements and documents required to be filed by it with the SEC (collectively, all such forms, reports, registration statements and documents filed after January 1, 1995 are referred to herein as the "ALZA SEC Reports"), all of which complied as to form when filed in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be. Accurate and complete copies of the ALZA SEC reports have been made available to SEQUUS. As of their respective dates the ALZA SEC Reports (including documents incorporated by reference therein and all exhibits and schedules thereto) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.7 COMPLIANCE WITH LAWS. Neither ALZA nor any ALZA Subsidiary has violated or failed to comply with any statute, law, ordinance, rule or regulation

(including, without limitation, relating to the export or import of goods or technology) of any foreign, federal, state or local government or any other governmental department or agency, except where any such violations or failures to comply would not, individually or in the aggregate, have an ALZA Material Adverse Effect. ALZA and Merger Sub have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted and as proposed to be conducted, except for those the absence of which would not, individually or in the aggregate, have an ALZA Material Adverse Effect.

     4.8 FINANCIAL STATEMENTS. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the ALZA SEC Reports (the "ALZA Financial Statements"), (x) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (y) fairly presented the consolidated financial position of ALZA and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of ALZA, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of ALZA contained in ALZA's Form 10-Q for the quarter ended June 30, 1998 is hereinafter referred to as the "ALZA Balance Sheet."

     4.9 ABSENCE OF UNDISCLOSED LIABILITIES. Neither ALZA nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) other than (i) liabilities included in the ALZA Balance Sheet and the related notes to the financial statements, (ii) normal or recurring liabilities incurred since June 30, 1998 in the ordinary course of business consistent with past practice, which, individually or in the aggregate, are not or would not be reasonably likely to have, an ALZA Material Adverse Effect, and (iii) liabilities under this Agreement.

     4.10 ABSENCE OF CHANGES OR EVENTS. Except as contemplated by this Agreement, since June 30, 1998, no ALZA Material Adverse Effect has occurred.

     4.11  LITIGATION.

           (a) Except as set forth in the ALZA SEC Reports, there is no Action pending or, to the knowledge of ALZA, threatened against ALZA or any of its Subsidiaries, or any of their respective officers and directors (in their capacities as such), or involving any of their assets, before any court, or governmental or regulatory authority or body, or arbitration tribunal, except for those Actions which, individually or in the aggregate, would not have an ALZA Material Adverse Effect. As of the date of this

Agreement, there is no Action pending or, to the knowledge of ALZA, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the transactions anticipated by this Agreement.

           (b) There is no outstanding judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal in a proceeding to which ALZA, any Subsidiary of ALZA or any of their assets is a party, or by which ALZA, any ALZA Subsidiary or any of their assets is bound.

     4.12 OFFICER'S CERTIFICATE AS TO TAX MATTERS. ALZA knows of no reason why it will be unable to deliver to Cooley Godward LLP and Heller Ehrman White & McAuliffe at the Closing an Officer's Certificate in form sufficient to enable each such counsel to render the opinions required by Section 6.5.

     4.13 POOLING OF INTERESTS. ALZA has provided to its independent auditors all information requested by such auditors to assess whether the Merger can properly be accounted for as a pooling of interests, and has fully cooperated with its independent auditors with respect to all reasonable requests made in connection with such assessment. To the knowledge of ALZA, after consultation with its independent auditors, none of ALZA, any of its Subsidiaries or any of their respective directors, officers or stockholders has taken any action or failed to take any action, which action or failure would prevent ALZA from accounting for the Merger as a pooling of interests.

     4.14 TAXES. None of ALZA or its Subsidiaries is aware of any reason why the Merger will fail to qualify as a reorganization under the provisions of
Section 368(a) of the Code.

     4.15  CONTRACTS AND COMMITMENTS.

           (a) The agreements listed in Section 4.15(a) of the ALZA Disclosure Statement constitute all of the material agreements relating to rights to commercialize ALZA's DUROS leuprolide, Ethyol, Ditropan, Ditropan XL, or Duragesic products (the "Identified Products").

           (b) Neither ALZA nor any of its Subsidiaries, nor to ALZA's knowledge any other party to any material agreement, contract or commitment to which ALZA or any of its Subsidiaries is a party (an "ALZA Contract"), is in beach, violation or default under, or has received notice that it has breached, violated or defaulted under (nor does there exist any condition under which, with the passage of time or the giving of notice or both, could reasonably be expected to cause such a breach, violation or default under), any ALZA Contract, other than any breaches, violations or defaults which individually or in the aggregate would not have an ALZA Material Adverse Effect.

           (c) Each ALZA Contract is a valid, binding and enforceable obligation of ALZA and, to ALZA's knowledge, of the other party or parties thereto, in accordance with its terms, and in full force and effect, except where the failure to be valid, binding, enforceable and in full force and effect would not have an ALZA Material Adverse Effect and to the extent enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally or by general principles of equity or any competition laws of the European Union.

     4.16  INTELLECTUAL PROPERTY RIGHTS.

           (a) ALZA and the ALZA Subsidiaries own or have the right to use all intellectual property which is material to the conduct of their respective businesses (such intellectual property and such rights are collectively referred to herein as the "ALZA IP Rights").

           (b) Neither the manufacture, marketing, license, sale or use by ALZA of any Identified Product, nor the current use by ALZA or its Subsidiaries of ALZA's OROS, D-TRANS or DUROS Technology the ("Identified Technology"), violates or would violate in any material respect any license or agreement between ALZA or any of its Subsidiaries and any other Persons and there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any of the intellectual property rights relating to any of the Identified Products or Identified Technology, or asserting that the proposed use, sale, license or disposition thereof, or the manufacture, use or sale of any Identified Products by ALZA or any of its Subsidiaries, conflicts or will conflict with the rights of any other Person, except as would not, individually or in the aggregate, have an ALZA Material Adverse Effect.

     4.17  FDA MATTERS.

           (a) To ALZA's knowledge, the testing, manufacture, storage, distribution, use, promotion and sale of ALZA's and ALZA's Subsidiaries' products by ALZA and its Subsidiaries and contractors has been performed and is performed in substantial compliance with all applicable requirements under the FDCA and the CSA, including those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record keeping, filing of reports, and security, except as would not, individually or in the aggregate, have an ALZA Material Adverse Effect.

           (b) With respect to the pending New Drug Application for the OROS oxybutynin product, ALZA has, to its knowledge, complied with all applicable requirements in the submission of such application, is not aware of any facts, circumstances or events that could reasonably be expected to prevent such application from being approved, and has not been informed by the FDA that such product would not be approved within the period identified in Section 4.17 of the ALZA Disclosure Statement.

                                   ARTICLE V

                                   COVENANTS
                                   ---------


     5.1   CONDUCT OF BUSINESS DURING INTERIM PERIOD.

           (a) Except as contemplated or required by this Agreement or as expressly consented to in writing by ALZA, during the period from the date of this Agreement to the Effective Time, each of SEQUUS and its Subsidiaries will
(i) conduct its operations in all material respects according to its ordinary and usual course of business consistent with past practice, (ii) use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees in each business function and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it, and
(iii) not take any action which could reasonably be expected to adversely affect its ability to consummate the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, and except as otherwise contemplated by or expressly provided in this Agreement or Section 5.1 of the SEQUUS Disclosure Statement, prior to the Effective Time neither SEQUUS nor any of its Subsidiaries will, without the prior written consent of ALZA, directly or indirectly, do any of the following:

                (i) enter into, violate, extend, amend or otherwise modify or waive any of the material terms of (A) any material partnership, joint venture, license or agreement relating to the joint development or transfer of technology or SEQUUS IP Rights or (B) except in the ordinary course of business and consistent with past practice, any other material agreements, commitments or contracts;

               (ii) split, combine or reclassify any shares of its capital stock;

              (iii) except as permitted in Section 5.2 of this Agreement, authorize or enter into any agreement in principle or an agreement with any other person with respect to (A) any plan of liquidation or dissolution with respect to SEQUUS or a SEQUUS Subsidiary, (B) any acquisition or disposition of a material amount of assets or securities, except purchases or sales of inventory and equipment in the ordinary course of business consistent with past practice, or (C) any material change in capitalization other than the sale and delivery of shares of SEQUUS Common Stock held or to be held in SEQUUS' 401(k) Pension and Profit Sharing Plan, the issuance and delivery and/or sale of shares of SEQUUS Common Stock pursuant to the exercise of stock options, the grant of options to purchase up to a number of shares of SEQUUS Common Stock equal to 555 multiplied by the number of days from the date of this Agreement to the Effective Time in connection with the hiring and/or promotion of non-officer employees of SEQUUS or any of its Subsidiaries, and the issuance of shares of SEQUUS Common Stock issuable to participants in the SEQUUS Purchase Plan;

               (iv) fail to renew any insurance policy naming it as a beneficiary or a loss payee, or take any steps or fail to take any steps that would permit any insurance policy naming it as a beneficiary or a loss payee to be canceled, terminated or materially and adversely altered, except in the ordinary course of business and consistent with past practice and following written notice to ALZA;

                (v) maintain its books and records in a manner other than in the ordinary course of business and consistent with past practice;

               (vi) enter into any hedging, option, derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency other than in the ordinary course of business and consistent with past practice;

              (vii) institute any change in its accounting methods, principles or practices other than as required by GAAP, or the rules and regulations promulgated by the SEC, or revalue any assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivables other than as required by GAAP;

             (viii) in respect of any Taxes, make or change any material election, change any accounting method, enter into any closing agreement, settle any material claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment except as required by applicable law;

               (ix) take any action, or fail to take any action, which could reasonably be expected to prevent ALZA from accounting for the Merger as a pooling of interests;

                (x) except as reasonably required due to medical or regulatory considerations, as required by a Government Entity, or as required due to a lack of available funds (and only after SEQUUS shall have provided ALZA with reasonable notice of any such requirement), suspend, terminate or otherwise discontinue any planned or ongoing material research and development activities, programs, clinical trials or other such activities with respect to the products listed in Section 5.1(x) of the SEQUUS Disclosure Statement (the "Material Products");

               (xi) except as required by a Government Entity, make any material amendment to any New Drug Application with the FDA, Supplemental New Drug Application with the FDA or their foreign equivalents; or

              (xii)  take or agree to take, any of the actions described in
Section 3.10(a), (b) and (f) through (k) above, or any action which would reasonably be expected to result in the conditions in Section 7.2(a) and (b) not being satisfied.

          (b) During the period from the date of this Agreement to the Effective Time, neither ALZA nor any of its Subsidiaries will (i) take any action which could reasonably be expected to adversely affect ALZA's ability to consummate the Merger or the other transactions contemplated hereby, (ii) take any action which could reasonably be expected to prevent ALZA from accounting for the Merger as a pooling of interests, (iii) take, or agree to take, any action which could reasonably be expected to result in any of the conditions specified in Sections 7.1(a) and (b) not being satisfied or (iv) consummate, or agree to consummate, (A) any transaction or series of related transactions to acquire shares representing a controlling interest in any Person pursuant to a tender offer, exchange offer, merger, consolidation, share exchange, acquisition of stock or other business combination or acquisition (a "Business Combination") in which the aggregate consideration paid or payable by ALZA and its Subsidiaries is or would be in excess of $750 million or (B) any other transaction or series of related transactions to acquire or license assets or rights in which the aggregate consideration paid or payable by ALZA and its Subsidiaries is or would be in excess of $750 million, in each case, determined as of the date of the definitive agreement relating to such Business Combination or other transaction.

     5.2  NO SOLICITATION.

          (a) SEQUUS shall not, and shall cause its Subsidiaries not to, and shall use its best efforts to cause its and its Subsidiaries' respective officers and directors not to, and shall use commercially reasonable efforts to cause its non-officer employees, investment bankers, attorneys or other agents retained by or acting on behalf of SEQUUS or any of its Subsidiaries not to: (i) initiate, solicit or knowingly encourage, directly or indirectly, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to any Acquisition Proposal (as defined in Section 5.2(c) hereof), (ii) engage in negotiations or discussions (other than to advise as to the existence or substance of the restrictions set forth in this Section 5.2) with, or furnish any non-public information or data to, any third party relating to an Acquisition Proposal, or (iii) enter into any agreement with a Potential Acquiror (other than a confidentiality, standstill and nonsolicitation agreement which satisfies the requirements set forth below) with respect to any Acquisition Proposal or approve any Acquisition Proposal. Notwithstanding anything to the contrary contained in this Section 5.2 or in any other provision of this Agreement, SEQUUS and its board of directors (i) may participate in discussions or negotiations with or furnish non-public information or data to any third party that has made an unsolicited Acquisition Proposal (a "Potential Acquiror") and/or (ii) subject to the provisions of Section 5.2(b), may approve or accept an unsolicited Acquisition

Proposal if the board of directors of SEQUUS determines in good faith (A) after receiving written advice from its financial advisor, that such Acquisition Proposal is a Superior Proposal (as defined in Section 5.2(d) hereof), and (B) following consultation with outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information or approve or accept an Acquisition Proposal would violate the board's fiduciary duties under applicable law. SEQUUS agrees that any non-public information furnished to a Potential Acquiror will be furnished pursuant to a confidentiality, standstill and nonsolicitation agreement containing provisions at least as favorable to SEQUUS as the confidentiality, standstill and nonsolicitation provisions of the Confidentiality Agreements (as defined in Section 5.3). In the event that SEQUUS shall determine to provide any information as described above, or shall receive any Acquisition Proposal (or any material amendment to an Acquisition Proposal previously received), it shall promptly, and in any event within 24 hours, inform ALZA in writing as to that fact and shall furnish to ALZA the identity of the recipient of such information to be provided and/or the Potential Acquiror and the terms of such Acquisition Proposal (or material amendment).

           (b) Except as provided in this Section 5.2, the board of directors of SEQUUS shall recommend to its stockholders approval of this Agreement and the Merger. The board of directors of SEQUUS shall not (i) withdraw or modify or propose to withdraw or modify, in any manner adverse to ALZA, its approval and recommendation of this Agreement and the Merger or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal unless, in each case, the board has (x) determined that such Acquisition Proposal is a Superior Proposal, (y) determined in good faith, following consultation with outside legal counsel, that the failure to take such action would violate the board's fiduciary duties under applicable law and (z) given at least 72 hours prior written notice to ALZA of its determination under clause (y) of this Section 5.2(b).

           (c) For purposes of this Agreement, "Acquisition Proposal" shall mean any bona fide proposal (which may be subject to a "due diligence" condition), whether in writing or otherwise, made by a Third Party (as defined below) for: (i) a transaction or series of related transactions pursuant to which any Person (or any group of Persons acting in concert for the specific purpose of allowing SEQUUS to evade the provisions of this Section 5.2) other than ALZA, SEQUUS or Merger Sub, or any affiliate thereof (a "Third Party"), acquires or would acquire (upon completion of such transaction or series of related transactions) shares (or securities exercisable for or convertible into shares) representing more than twenty percent (20%) of the outstanding shares of SEQUUS Common Stock, pursuant to a tender offer or exchange offer or otherwise;
(ii) a merger, consolidation, share exchange or other business combination involving SEQUUS or any of its subsidiaries if, upon consummation of such merger, consolidation, share exchange or other business combination, such Third Party (or its shareholders) owns or would own more than twenty percent (20%) of the outstanding equity securities of SEQUUS or any of its subsidiaries or the entity surviving such merger or business combination or resulting from such consolidation; (iii) any other transaction or series of related transactions pursuant to which such Third Party acquires or would acquire (upon completion of such transaction or series of related transactions) primary control of assets of SEQUUS or any of its subsidiaries (including, for this purpose, SEQUUS IP Rights or SEQUUS product rights and outstanding equity securities of subsidiaries of SEQUUS) if the aggregate dollar value of the consideration proposed to be paid by such Third Party to SEQUUS or its Subsidiary in such transaction exceeds $100 million; or (iv) any transaction or series of related transactions pursuant to which such Third Party acquires or would acquire (upon completion of such transaction or series of related transactions) control of the board of directors of SEQUUS or by which nominees of such Third Party are (or would be) elected or appointed to a majority of the seats on the board of directors of SEQUUS.

           (d) The term "Superior Proposal" means any Acquisition Proposal, made in writing and not initiated, solicited or encouraged in violation of
Section 5.2(a) of this Agreement, on terms which the board of directors of SEQUUS determines in good faith to be more favorable to SEQUUS and its stockholders or to its stockholders than the Merger (after receiving the written advice of SEQUUS' financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Merger), for which financing, to the extent required, is then committed or which, in the good faith judgment of the board of directors of SEQUUS, after receiving written advice from its financial advisor, is reasonably capable of being financed by the Potential Acquiror.

           (e) SEQUUS shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party.

     5.3 ACCESS TO INFORMATION. From the date of this Agreement until the Effective Time, SEQUUS and ALZA will each afford to the other and their authorized representatives (including counsel, environmental and other consultants, accountants, auditors and agents) reasonable access during normal business hours and upon reasonable notice to all of its facilities, personnel and operations and to all of its and its Subsidiaries' books and records, will permit the other and its authorized representatives to conduct inspections as they may reasonably request and will instruct its officers and those of its Subsidiaries to furnish such persons with such financial and operating data and other information with respect to its business and properties as they may from time to time reasonably request, subject to the restrictions set forth in the Confidentiality Agreements (as defined below). ALZA and Merger Sub agree that each of them will treat any such information in accordance with the Confidentiality Agreement, dated as of September 17, 1998, between ALZA and SEQUUS and the Supplemental Nondisclosure Agreement, dated as of

September 25, 1998 between ALZA and SEQUUS (together, the "Confidentiality Agreements"), which Confidentiality Agreements shall remain in full force and effect in accordance with their terms.

     5.4   SPECIAL MEETING; REGISTRATION STATEMENT; BOARD RECOMMENDATION.

           (a) In order to consummate the Merger, SEQUUS, acting through its board of directors, shall duly call, give notice of, convene and hold a special meeting of the stockholders of SEQUUS for the purpose of considering and taking action upon this Agreement (the "SEQUUS Special Meeting"). The SEQUUS Special Meeting shall be held as soon as practicable after the Registration Statement has been declared effective.

           (b) As promptly as practicable after the execution of this Agreement, SEQUUS and ALZA shall mutually prepare, and SEQUUS shall file with the SEC, a preliminary form of the Proxy Statement/Prospectus. As promptly as practicable following receipt of SEC comments on such preliminary Proxy Statement/Prospectus, ALZA and SEQUUS shall mutually prepare a response to such comments. Upon resolution of all comments, ALZA shall file the Registration Statement with the SEC. ALZA and SEQUUS shall use all commercially reasonable efforts to have the preliminary Proxy Statement/Prospectus cleared by the SEC and the Registration Statement declared effective by the SEC as promptly as practicable. ALZA shall also take any action required to be taken under applicable state blue sky or securities laws in connection with ALZA Common Stock to be issued in exchange for the shares of SEQUUS Common Stock. ALZA and SEQUUS shall promptly furnish to each other all information, and take such other actions (including without limitation using all commercially reasonable efforts to provide any required consents of their respective independent auditors), as may reasonably be requested in connection with any action by any of them in connection with the preceding sentences of this Section 5.4(b). Whenever any party learns of the occurrence of any event which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any other filing made pursuant to this Section 5.4(b), ALZA or SEQUUS, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff and/or mailing to stockholders of SEQUUS such amendment or supplement.

           (c) Subject to Section 5.2, the Proxy Statement/Prospectus shall contain the unanimous recommendation of the board of directors of SEQUUS in favor of the approval and adoption of this Agreement.

     5.5   COMMERCIALLY REASONABLE EFFORTS.

           (a) Subject to the terms and conditions herein provided, ALZA, Merger Sub and SEQUUS shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or appropriate under this Agreement, applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) promptly filing Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and responding as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation, (ii) using commercially reasonable efforts to obtain all necessary governmental and private party consents, approvals or waivers, and
(iii) using commercially reasonable efforts to lift any legal bar to the Merger. ALZA shall cause Merger Sub to perform all of its obligations under this Agreement.

           (b) Notwithstanding anything to the contrary in this Agreement, neither ALZA, nor the Surviving Corporation, nor any of their Subsidiaries shall be required to (i) divest, hold separate or license any material business(es), product line(s) or asset(s), (ii) take any action or accept any limitation that could reasonably be expected to have an ALZA Material Adverse Effect or a SEQUUS Material Adverse Effect, or (iii) agree to any of the foregoing.

     5.6 PUBLIC ANNOUNCEMENTS. Before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated hereby, ALZA, Merger Sub and SEQUUS agree to consult with each other as to its form and substance, and agree not to issue any such press release or general communication to employees or make any public statement prior to obtaining the consent of the other (which shall not be unreasonably withheld or delayed), except as may be required by applicable law or by the rules and regulations of or listing agreement with the NYSE or Nasdaq or as may otherwise be required by the NYSE, Nasdaq or the SEC.

     5.7   NOTIFICATION OF CERTAIN MATTERS.

           (a) Each of SEQUUS and ALZA shall promptly notify the other party after obtaining knowledge of the occurrence or non-occurrence of any event the respective occurrence or non-occurrence of which would be likely to cause any condition to the obligations of the notifying party to effect the Merger not to be fulfilled. Each of SEQUUS and ALZA shall also give prompt notice to the other of any communication received from any Person alleging that the consent of such Person is or may be required in connection with the Merger or other transactions contemplated hereby.

           (b) SEQUUS will promptly provide ALZA with copies of any communication that is issued, prepared or otherwise becomes available from the date of this Agreement until the Effective Time which bears upon the regulatory status of the Material Products or the facilities of SEQUUS or any of the Subsidiaries of SEQUUS or the facilities of the material suppliers of SEQUUS including but not limited to any warning letter, notice of violation, approval letter/order, non-approval letter/order or withdrawal letter/order from a Government Entity respecting their facilities or products.

           (c) ALZA will provide SEQUUS with reasonable access to any communications that are issued, prepared or otherwise become available from the date of this Agreement until the Effective Time which bear upon the regulatory status of the OROS oxybutynin product, including but not limited to any warning letter, notice of violation, approval letter/order, non-approval letter/order, or withdrawal letter/order from a Government Entity respecting such product.

     5.8   INDEMNIFICATION.

           (a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain, and ALZA shall cause the Surviving Corporation to fulfill and honor, the provisions with respect to indemnification and exculpation that are substantially identical to those set forth in the certificate of incorporation and bylaws of SEQUUS as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any of the Indemnified Parties. In addition, ALZA shall cause the Surviving Corporation to fulfill and honor the obligations of SEQUUS pursuant to any indemnification agreements between SEQUUS and any of the Indemnified Parties which are listed in Section 3.14 of the SEQUUS Disclosure Statement. "Indemnified Parties" shall include each person who is or was a director or officer of SEQUUS or any Subsidiary of SEQUUS at any time before the Effective Time, and each person who serves or has in the past served at the request of SEQUUS or any subsidiary of SEQUUS as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at any time before the Effective Time.

           (b) For a period of six years after the Effective Time ALZA shall indemnify and hold harmless the Indemnified Parties against and from any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (and whether arising before or after the Effective Time), to the extent arising out of or pertaining to any action or omission in his or her capacity as a director or officer of SEQUUS arising out of or pertaining to the transactions contemplated by this Agreement. In the event of the commencement or assertion of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time must be reasonably satisfactory to ALZA, (ii) after the Effective Time, ALZA shall pay or cause to be paid the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (iii) ALZA shall cause the Surviving Corporation to cooperate in the defense of any such matter; provided, however, that neither ALZA nor the Surviving Corporation shall be
-----------------
liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and provided, further, that,
                                                    -----------------
in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims (and the matters giving rise thereto) shall continue until the disposition of any and all such claims (and the matters giving rise thereto). The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless any Indemnified Party determines in good faith (after consultation with legal counsel) that there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. In the event ALZA or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.8, proper provision shall be made so that the successors and assigns of ALZA and the Surviving Corporation assume the obligations set forth in this Section, and none of the actions described in clause (i) or (ii) shall be taken until such provision is made.

           (c) Without limiting any of the obligations of ALZA or the Surviving Corporation set forth elsewhere in this Section 5.8, for a period of six years after the Effective Time, ALZA shall cause the Surviving Corporation to maintain in effect, to the extent available, directors' and officers' liability insurance covering those persons who are currently covered by SEQUUS' directors' and officers' liability insurance policy on terms comparable to those applicable under the policy of directors' and officers' liability insurance currently maintained by SEQUUS; provided, however, that in no event shall ALZA or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by SEQUUS for such coverage, and that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated instead to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

           (d) ALZA shall cause the Surviving Corporation to perform its obligations under this Section 5.8 and shall, in addition, guarantee, as co-obligor with the

Surviving Corporation, the performance of such obligations by the Surviving Corporation.

           (e) Each Indemnified Party shall comply with the reasonable requests of the Surviving Company or ALZA in defending or settling any action hereunder; provided, however, that no proposed settlement of any such action need be
-----------------
considered by any Indemnified Party unless (A) such settlement involves no finding or admission of any liability by any Indemnified Party, and (B) the sole relief provided in connection with such settlement is monetary damages that are paid in full by the Surviving Corporation or ALZA.

           (f) ALZA agrees to pay, or cause the Surviving Corporation to pay, all expenses, including reasonable attorney's fees, that may be incurred by the Indemnified Parties in successfully enforcing the indemnity and other rights under this Section 5.8.

     5.9 EXPENSES. ALZA and Merger Sub, on the one hand, and SEQUUS, on the other hand, shall bear their respective expenses incurred in connection with this Agreement, and the transactions contemplated hereby, including, without limitation, the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby and all fees and expenses of their respective investment bankers, finders, brokers, agents, representatives, counsel and accountants, except that expenses incurred in printing, mailing and filing (including without limitation, SEC filing fees and stock exchange listing application fees) the Proxy Statement/Prospectus shall be shared equally between ALZA and SEQUUS.

     5.10  POOLING OF INTERESTS ACCOUNTING.

           (a) Each of ALZA and SEQUUS shall use commercially reasonable efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of ALZA and SEQUUS shall use commercially reasonable efforts to cause its Affiliates not to take any action that would prevent ALZA from accounting for the business combination to be effected by the Merger as a pooling of interests.

           (b) SEQUUS shall use commercially reasonable efforts to cause to be delivered to SEQUUS a letter of SEQUUS' independent accountants, dated within two business days prior to the Effective Time, regarding SEQUUS' accountants' concurrence with SEQUUS' management's conclusion that no conditions exist related to SEQUUS that would preclude ALZA from accounting for the Merger as a pooling of interests if the Merger is consummated in accordance with this Agreement. Such letter shall be in a form reasonably satisfactory to ALZA and customary in scope and substance for letters delivered by independent public accountants in connection with transactions of this type.

           (c) ALZA shall use commercially reasonable efforts to cause to be delivered to SEQUUS a letter of ALZA's independent accountants, dated within two business days prior to the Effective Time, regarding ALZA's accountants' concurrence with ALZA's management's and SEQUUS' management's conclusions, respectively, as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if consummated in accordance with this Agreement.

     5.11  AFFILIATE AGREEMENTS.

           (a) Promptly after the execution and delivery hereof, SEQUUS shall deliver to ALZA a list (reasonably satisfactory to counsel for ALZA) setting forth the names of all persons who are expected to be, at the Effective Time, in SEQUUS' reasonable judgment, Affiliates of SEQUUS. SEQUUS shall furnish such information and documents as ALZA may reasonably request for the purpose of reviewing such list. SEQUUS shall use commercially reasonable efforts to deliver a written agreement in substantially the form of Exhibit B hereto (a "SEQUUS
                                                 ---------
Affiliate Agreement") executed by each person identified as an Affiliate in the list furnished pursuant to this Section 5.11(a) as soon as practicable after the execution of this Agreement and in any case shall deliver such written agreements within 10 days after the date of this Agreement.

           (b) Promptly after the execution and delivery hereof, ALZA shall deliver to SEQUUS a list (reasonably satisfactory to counsel for SEQUUS) setting forth names of all persons who are expected to be, at the Effective Time, in ALZA's reasonable judgment, affiliates of ALZA under applicable SEC accounting releases with respect to pooling of interests accounting treatment. ALZA shall furnish such information and documents as SEQUUS may reasonably request for the purpose of reviewing such list. ALZA shall use commercially reasonable efforts to deliver a written agreement in substantially the form of Exhibit C hereto (an
                                                            ---------
"ALZA Affiliate Agreement") executed by each person identified as an affiliate in the list furnished pursuant to this Section 5.11(b) as soon as practicable after the execution of this Agreement and in any case shall deliver such written agreements within 10 days after the date of this Agreement.

     5.12 NYSE LISTING. ALZA shall use commercially reasonable efforts to list on the NYSE, upon official notice of issuance, the shares of ALZA Common Stock to be issued in connection with the Merger.

     5.13 RESIGNATION OF DIRECTORS AND OFFICERS. Prior to the Effective Time, SEQUUS shall deliver to ALZA at no cost the resignations of such directors and officers of SEQUUS and its Subsidiaries as ALZA shall specify at least ten business days prior to the Closing, effective at the Effective Time.

     5.14 CONSENTS OF ALZA'S AND SEQUUS' ACCOUNTANTS. Each of ALZA and SEQUUS shall use commercially reasonable efforts to cause its independent accountants to deliver to ALZA a consent, dated the date on which the Registration Statement shall become effective, in form reasonably satisfactory to ALZA and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

     5.15  STOCK OPTIONS AND WARRANTS.

           (a) No later than 10 business days after the Effective Time, ALZA shall file with the SEC a Registration Statement, on Form S-8 or other appropriate form under the Securities Act, to register ALZA Common Stock issuable upon exercise of the ALZA Exchange Options. ALZA shall use commercially reasonable efforts to cause such Registration Statement to remain effective until the exercise or expiration of such options.

           (b) As soon as practicable after the Effective Time, ALZA shall deliver to each person who holds an outstanding SEQUUS Option immediately before the Effective Time a notice describing the assumption of SEQUUS Options set forth in Section 2.2(a) hereof.

           (c) In connection with ALZA's assumption of the Warrants, ALZA shall make such assumption by written instrument delivered to, and reasonably satisfactory to, the holders of such Warrants.

     5.16 BOARD OF DIRECTORS. Effective as of the Effective Time, Dr. I. Craig Henderson (if willing and able to serve) shall be appointed to the board of directors of ALZA, as a member of Class III, to serve until the election of such class of directors at an annual meeting of its stockholders.

     5.17  INTENTIONALLY OMITTED.

     5.18  SEC FILINGS.

           (a) SEQUUS will deliver promptly to ALZA true and complete copies of each report, registration statement or statement mailed by it to its security holders generally or filed by it with the SEC, in each case subsequent to the date hereof and prior to the Effective Time.

           (b) ALZA will deliver promptly to SEQUUS true and complete copies of each report filed by it with the SEC subsequent to the date hereof and prior to the Effective Time.

           (c) Each party shall file a report on Form 8-K in compliance with Rule 13a-11 under the Exchange Act with respect to this Agreement including as exhibits to such report this Agreement and such other agreements that such party shall reasonably determine to be appropriate.

     5.19  EMPLOYEE BENEFIT MATTERS.

           (a) Except as provided in Sections 5.19(b) and 5.19(c) and as provided in Section 2.2(b) with respect to the ALZA Purchase Plan, ALZA shall ensure that each person who is an employee of SEQUUS immediately prior to the Effective Time (i) shall receive full service and vesting credit, under each applicable employee benefit plan of ALZA in which such employee is eligible to participate after the Effective Time (other than ALZA's bonus leave plan), for his or her time of service to SEQUUS and its affiliates and predecessors, (ii) shall be eligible to participate in all benefit plans of ALZA on the same terms and conditions as other ALZA employees, and (iii) shall receive full credit under the vacation, sick leave and paid time off policies of ALZA applicable to such employee (other than ALZA's bonus leave plan) for all accrued and unused vacation, sick leave and paid time off to which such employee is entitled under the vacation, sick leave and paid time off policies of SEQUUS as of the Effective Time; provided in each case such person is employed by ALZA or the Surviving Corporation immediately after the Effective Time. ALZA shall cause to be waived any pre-existing condition limitations, waiting periods or similar limitations under each such employee benefit plan and shall provide each such employee with credit for any co-payments previously made and any deductibles or maximums previously satisfied.

           (b) Subject to Sections 5.19, (c) and (d), ALZA need not make any payments or contributions with respect to either the pre-Effective Time service or the pre-1999 service of any employee described in Section 5.19(a) under any of its employee benefit plans, including without limitation any payments under its PACE bonus plan or contributions to its 401(k) plan or its retirement plan; provided, however, that any severance benefits or health benefits payable to any such employee who is employed by ALZA or the Surviving Corporation immediately after the Effective Time shall be determined without regard to this Section 5.19(b). SEQUUS shall terminate the SEQUUS Pharmaceuticals, Inc., Profit Sharing 401(k) Plan effective immediately prior to the Effective Time. Prior to the termination of the Profit Sharing 401(k) Plan, SEQUUS will allocate to each participant's account a matching contribution, in the form of SEQUUS Common Stock, in an amount not to exceed 50% of the first 5% of the compensation contributed by participating employees to such accounts during 1998; provided, however, that the amount of such
                              --------  -------
matching contribution may be increased in an amount not to exceed $10,000 per week, to account for any period in 1998 during which SEQUUS 401(k) plan participants are not eligible to continue their participation in the SEQUUS 401(k) plan due to its termination.

           (c) With respect to any employee described in Section 5.19(a) who has accrued partial credit toward a paid sabbatical leave under SEQUUS' sabbatical leave policy, ALZA shall provide the employee with the same sabbatical leave benefit once the employee's aggregate service for SEQUUS and ALZA would have resulted in the accrual of full credit toward such benefit under SEQUUS' sabbatical leave policy; provided, however, that such service for ALZA shall not be credited simultaneously under ALZA's bonus leave plan.

           (d) The Surviving Corporation shall terminate its cafeteria plan (within the meaning of Section 125 of the Code) as of the later of the Effective Time or December 31, 1998. ALZA shall permit each employee described in Section 5.19(a) to participate in the ALZA cafeteria plan and plans funded through such cafeteria plan, and participants in the terminated SEQUUS cafeteria plan shall be permitted to utilize remaining account balances in such plan in accordance with its terms.

           (e) SEQUUS shall be liable for any liability under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. (S) 2101 et seq. ("WARN") (or any similar foreign or domestic laws), including, but not limited to all severance and other obligations (whether to give notice, to pay money, or to provide benefits), with respect to the employment or termination of employment of employees prior to the Effective Time. If requested in writing by ALZA, SEQUUS agrees to provide notices both to employees and the necessary Government Entities, in compliance with WARN, at least 60 days prior to the Effective Time. SEQUUS shall deliver to ALZA a copy of the draft notices to be issued in accordance with WARN (or any similar foreign or domestic laws), which notices shall be subject to ALZA's review, comment and approval, which approval shall not be unreasonably withheld.

                                   ARTICLE VI

                  CONDITIONS TO THE OBLIGATIONS OF EACH PARTY
                  -------------------------------------------

     The respective obligations of each party to this Agreement to effect the Merger shall be subject to the fulfillment of each of the following conditions, any one or more of which may be waived in writing by all the parties hereto:

     6.1 REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

     6.2 STOCKHOLDER APPROVAL. The approval of a majority of the outstanding shares of SEQUUS Common Stock for adoption of this Agreement shall have been obtained at the SEQUUS Special Meeting or any adjournment or postponement thereof.

     6.3 LISTING OF ADDITIONAL SHARES. The ALZA Common Stock issuable in connection with the Merger shall have been approved for listing subject to official notice of issuance on the NYSE.

     6.4 GOVERNMENTAL CLEARANCES. The waiting period applicable to consummation of the Merger under the HSR Act shall have expired or been terminated. Other than the filing of the Certificate of Merger which shall be accomplished as provided in Section 1.2, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Government Entity the failure of which to obtain or comply with would be reasonably likely to have a SEQUUS Material Adverse Effect or an ALZA Material Adverse Effect shall have been obtained or filed.

     6.5 TAX MATTERS. Each of ALZA and Merger Sub shall have received an opinion of Heller Ehrman White & McAuliffe, counsel to ALZA and Merger Sub, and SEQUUS shall have received an opinion of Cooley Godward LLP, counsel to SEQUUS, each such opinion dated as of the Effective Time, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions, (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of ALZA, Merger Sub and SEQUUS will be a party to such reorganization within the meaning of Section 368(b) of the Code; and (iii) except with respect to cash received in lieu of fractional share interest in ALZA Common Stock, no gain or loss will be recognized, for United States federal income tax purposes, by a stockholder of SEQUUS as a result of the Merger with respect to the shares of SEQUUS Common Stock converted into ALZA Common Stock. If counsel to either ALZA or SEQUUS does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion in the required form to such party.

     6.6 STATUTE OR DECREE. No writ, order, temporary restraining order, preliminary injunction or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority, which remains in effect, and prohibits the consummation of the Merger or otherwise makes it illegal, nor shall any governmental agency have instituted any action, suit or proceeding which remains pending and which seeks, and which is reasonably likely, to enjoin, restrain or prohibit the consummation of the Merger in accordance with the terms of this Agreement.

     6.7 POOLING. The letters referred to in Sections 5.10(b) and (c) of this Agreement shall have been received by SEQUUS and ALZA, respectively.

                                  ARTICLE VII

                CONDITIONS TO THE OBLIGATIONS OF SEQUUS AND ALZA
                ------------------------------------------------

     7.1 ADDITIONAL CONDITIONS TO THE OBLIGATION OF SEQUUS. The obligation of SEQUUS to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by SEQUUS:

           (a) The representations and warranties of ALZA and Merger Sub contained in this Agreement (without regard to any materiality exceptions or provisions therein) shall be true and correct, in all material respects, as of the Closing Date, with the same force and effect as if made at the Closing Date, except (i) for changes specifically permitted by the terms of this Agreement
(ii) that the accuracy of the representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (iii) where the failure of such representations and warranties to be so true and correct does not have an ALZA Material Adverse Effect.

           (b) ALZA and Merger Sub shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

           (c) ALZA and Merger Sub shall have furnished a certificate or certificates of ALZA and Merger Sub executed on behalf of ALZA and Merger Sub by one or more of their respective officers to evidence compliance with the conditions set forth in Sections 7.1(a) and (b) of this Agreement.

           (d) Each Person identified as an affiliate pursuant to Section 5.11(b) shall have executed and delivered an ALZA Affiliate Agreement.

           (e) There shall not have occurred, since the date hereof, any ALZA Material Adverse Effect.

     7.2 ADDITIONAL CONDITIONS TO THE OBLIGATION OF ALZA AND MERGER SUB. The obligations of ALZA and Merger Sub to effect the Merger shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by ALZA:

           (a) The representations and warranties of SEQUUS contained in this Agreement (without regard to any materiality exceptions or provisions therein) shall be true and correct, in all material respects, as of the Closing Date, with the same force and effect as if made at the Closing Date, except (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of the representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (iii) where the failure of such representations and warranties to be so true and correct does not have a SEQUUS Material Adverse Effect.

           (b) SEQUUS shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

           (c) SEQUUS shall have furnished a certificate of SEQUUS executed on behalf of SEQUUS by one of its officers to evidence compliance with the conditions set forth in Sections 7.2(a) and (b) of this Agreement.

           (d) Each person identified as an Affiliate pursuant to Section 5.11(a) shall have executed and delivered a SEQUUS Affiliate Agreement.

           (e) There shall not have occurred, since the date hereof, any SEQUUS Material Adverse Effect.

                                  ARTICLE VIII

                                  TERMINATION
                                  -----------

     8.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of SEQUUS:

           (a) by mutual written consent of the parties duly authorized by the boards of directors of ALZA, SEQUUS and Merger Sub;

           (b) by either ALZA or SEQUUS if the Merger shall not have been consummated on or before April 1, 1999, which date may be extended by mutual consent of the parties hereto; provided, however, that a party shall not be
                               --------  -------
permitted to terminate this Agreement pursuant to this Section 8.1(b) if such party shall have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before such date;

           (c) by either ALZA or SEQUUS if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby or
(ii) a court of competent jurisdiction or other Government Entity shall have issued an order, decree, ruling or injunction, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger substantially on the terms contemplated hereby, and such order, decree, ruling, injunction or other action shall have become final and non-appealable; provided, that a party shall
                                                   --------
not be permitted to terminate this Agreement pursuant to this Section 8.1(c) unless such party shall have used its reasonable efforts to remove such order, decree, ruling or injunction; or

           (d) by either ALZA or SEQUUS if (i) the SEQUUS Special Meeting (and any adjournment or postponement thereof) shall have been held and completed and SEQUUS' stockholders shall have taken a final vote on the proposal to approve and adopt this Agreement and approve the Merger and (ii) the requisite approval of SEQUUS' stockholders at such SEQUUS Special Meeting or any such adjournment or postponement thereof is not obtained thereat (a "SEQUUS Negative Vote"); provided, that a party shall not be permitted to terminate this Agreement
---------
pursuant to this Section 8.1(d) if such party shall have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to obtain such stockholder approval.

     8.2 TERMINATION BY ALZA. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of SEQUUS, by action of the board of directors of ALZA, if:

           (a) SEQUUS shall have failed to comply in any material respect with any of the covenants or agreements contained in any Section of this Agreement to be complied with or performed by SEQUUS at or prior to such date of termination such that the Closing condition set forth in Section 7.2(b) would not be satisfied; provided, however, that if such failure or failures are capable of
           --------  -------
being cured prior to the Effective Time such that such condition would be satisfied, then ALZA shall not be permitted to terminate this Agreement pursuant to this Section 8.2(a) unless ALZA shall have delivered to SEQUUS written notice of such failure or failures and such failure or failures shall not have been so cured within 30 days after delivery to SEQUUS of such written notice; provided,
                                                                      --------
further that ALZA shall not be permitted to terminate this Agreement pursuant
-------
to this Section 8.2(a) if ALZA shall have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused such failure or failures of SEQUUS;

           (b) there exists a breach or breaches of any representation or warranty of SEQUUS contained in this Agreement such that the Closing condition set forth in Section 7.2(a) would not be satisfied; provided, however, that if
                                                    --------  -------
such breach or breaches are capable of being cured prior to the Effective Time such that such condition would be satisfied, then ALZA shall not be permitted to terminate this Agreement pursuant to this Section 8.2(b) unless ALZA shall have delivered to SEQUUS written notice of such breach or breaches and such breach or breaches shall not have been so cured within 30 days after delivery to SEQUUS of such written notice; provided,
                                                                --------
further that ALZA shall not be permitted to terminate this Agreement pursuant
-------
to this Section 8.2(b) if ALZA shall have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused such breach or breaches of SEQUUS; or

           (c) (i) the board of directors of SEQUUS fails to recommend the approval of this Agreement to SEQUUS' stockholders, or withdraws, amends or modifies in a manner adverse to ALZA its recommendation to SEQUUS' stockholders for approval of this Agreement, (ii) a tender offer (to which Rule 14e-2(a) applies) for at least 20% of the outstanding shares of capital stock of SEQUUS is commenced prior to the SEQUUS Special Meeting, and within the time required by Rule 14e-2(a) under the Exchange Act the board of directors of SEQUUS fails to recommend against acceptance of such tender offer, or takes no position with respect to such tender offer, or states its inability to take a position with respect to such tender offer, (iii) an Acquisition Proposal is publicly announced and SEQUUS or its board of directors takes any position (including stating an inability to make a recommendation) with respect to such Acquisition Proposal within 10 days after the public announcement of such Acquisition Proposal other than a recommendation to reject such Acquisition Proposal, (iv) the board of directors of SEQUUS accepts or recommends to the stockholders of SEQUUS a Superior Proposal, or (v) the board of directors of SEQUUS resolves to take any of the foregoing actions.

     8.3 TERMINATION BY SEQUUS. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after approval by the stockholders of SEQUUS, by action of the board of directors of SEQUUS, if:

           (a) ALZA or Merger Sub shall have failed to comply in any material respect with any of the covenants or agreements contained in any Section of this Agreement to be complied with or performed by ALZA or Merger Sub at or prior to such date of termination such that the Closing condition set forth in Section 7.1(b) would not be satisfied; provided, however, that if such failure or
                               --------  -------
failures are capable of being cured prior to the Effective Time such that such condition would be satisfied, then SEQUUS shall not be permitted to terminate this Agreement pursuant to this Section 8.3(a) unless SEQUUS shall have delivered to ALZA written notice of such failure or failures and such failure or failures shall not have been so cured within 30 days after such written notice; provided, further, that SEQUUS shall not be permitted to terminate this
-----------------
Agreement pursuant to this Section 8.3(a) if SEQUUS shall have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused such failure or failures of ALZA;

           (b) there exists a breach or breaches of any representation or warranty of ALZA or Merger Sub contained in this Agreement such that the Closing condition set forth in Section 7.1(a) would not be satisfied; provided, however,
                                                              --------  -------
that if such breach or breaches are capable of being cured prior to the Effective Time such that such condition would be satisfied, then SEQUUS shall not be permitted to terminate this Agreement pursuant to this Section 8.3(b) unless SEQUUS shall have delivered to ALZA written notice of such breach or breaches and such breach or breaches shall not have been so cured within 30 days after delivery to ALZA of such written notice; provided, further, that SEQUUS
                                               -----------------
shall not be permitted to terminate this Agreement pursuant to this Section 8.3(b) if SEQUUS shall have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused such breach or breaches of ALZA; or

           (c) in accordance with Section 5.2 the board of directors of SEQUUS accepts or recommends to the stockholders of SEQUUS a Superior Proposal.

     8.4 PROCEDURE FOR TERMINATION. In order to terminate this Agreement pursuant to this Article VIII, a party shall provide written notice thereof to the other parties.

     8.5   EFFECT OF TERMINATION.

           (a)  In the event of termination of this Agreement pursuant to this
Article VIII, no party hereto (or any of its directors or officers) shall have any liability or further obligation under this Agreement to any other party, except as provided in this Section 8.5 and except that nothing herein shall relieve any party from liability for a willful breach of this Agreement.

           (b)  If this Agreement is validly terminated (i) by ALZA pursuant to
Section 8.2(c), or (ii) by SEQUUS pursuant to Section 8.3(c), and as of the time of either such termination there shall not have occurred an ALZA Material Adverse Effect, then within two business days after such termination SEQUUS shall pay ALZA a termination fee equal to $25,000,000.

           (c) If (i) this Agreement is validly terminated by ALZA or SEQUUS pursuant to Section 8.1(d) as a result of a SEQUUS Negative Vote, (ii) no payment is required by Section 8.5(b), (iii) prior to such SEQUUS Negative Vote, there shall have been publicly announced an Acquisition Proposal which shall not have been withdrawn, (iv) ALZA shall not have breached in any material respect any of its obligations under this Agreement in any manner that shall have proximately contributed to such SEQUUS Negative Vote, (v) within one year after such valid termination of this Agreement pursuant to Section 8.1(d) as a result of a SEQUUS Negative Vote, there shall have been consummated a transaction satisfying the requirements of clause (i), (ii) or (iii) of Section

5.2(c), and (vi) as of the time of such termination there shall not have occurred an ALZA Material Adverse Effect, then, within two business days following the consummation of such transaction, SEQUUS shall pay ALZA a termination fee equal to $25,000,000.

           (d) SEQUUS will pay any fee payable under this Section 8.5 by wire transfer of immediately available funds to an account specified by ALZA.

                                   ARTICLE IX

                                 MISCELLANEOUS
                                 -------------

     9.1 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of ALZA, Merger Sub and SEQUUS at any time prior to the Effective Time; provided, however, that after approval of this Agreement by the stockholders of SEQUUS, no such amendment or modification shall change the amount or form of the consideration to be received by SEQUUS' stockholders in the Merger.

     9.2 WAIVER OF COMPLIANCE; CONSENTS. Any failure of ALZA or Merger Sub, on the one hand, or SEQUUS, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by SEQUUS (with respect to any failure by ALZA or Merger Sub) or ALZA or Merger Sub (with respect to any failure by SEQUUS), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.2.

     9.3 SURVIVAL; INVESTIGATIONS. The respective representations and warranties of ALZA, Merger Sub and SEQUUS contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto and shall not survive the Effective Time.

     9.4 NOTICES. All notices and other communications hereunder shall be in writing (except any notice required under the last sentence of Section 5.2(a), which notice shall be delivered both orally and in writing) and shall be delivered personally by overnight courier or similar means or sent by facsimile with written confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice). Any such notice shall be effective upon receipt, if personally delivered or on the next business day following transmittal if sent by confirmed facsimile. Notices, including oral notices, shall be delivered as follows:

           (a)  if to SEQUUS, to:    SEQUUS Pharmaceuticals, Inc.
                                     960 Hamilton Ct.
                                     Menlo Park, CA  94025
                                     Telephone:  (650) 617-3037
                                     Facsimile:  (605) 617-3001
                                     Attention:  John P. Richard

                with a copy to:      Cooley Godward, LLP
                                     Five Palo Alto Square
                                     3000 El Camino Real
                                     Palo Alto, CA  94306
                                     Telephone:  (650) 843-5000
                                     Facsimile:  (650) 857-0663
                                     Attention:  Richard E. Climan, Esq.
                                                 Keith A. Flaum, Esq.

           if to ALZA, or Merger
           Sub, to:                  ALZA Corporation
                                     950 Page Mill Road
                                     P.O. Box 10950
                                     Palo Alto, CA  94303
                                     Telephone:  (650) 494-5000
                                     Facsimile:  (650) 496-8048
                                     Attention:  Peter D. Staple, Esq.

                with a copy to:      Heller Ehrman White & McAuliffe
                                     525 University Avenue
                                     Palo Alto, California  94301
                                     Telephone:  (650) 324-7000
                                     Facsimile:  (650) 324-0638
                                     Attention:  Sarah A. O'Dowd, Esq.
                                                 Richard A. Peers, Esq.

     9.5 ASSIGNMENT; THIRD PARTY BENEFICIARIES. Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or remedies upon any Person other than the parties hereto and, with respect only to
Section 5.8, the Indemnified Parties.

     9.6 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflicts of laws.

     9.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.8 SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party hereto, it shall be adjusted if possible to effect the intent of the parties. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

     9.9 INTERPRETATION. The Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. The word "including" shall be deemed to mean "including without limitation."

     9.10 ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreements, including the exhibits hereto and the documents and instruments referred to herein (including the SEQUUS Disclosure Statement and the ALZA Disclosure Statement), embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants or undertakings, other than those expressly set forth or referred to herein and therein.

     9.11 DEFINITION OF "LAW". When used in this Agreement "law" refers to any applicable law (whether civil, criminal or administrative) including, without limitation, common law, statute, statutory instrument, treaty, regulation, directive, decision, code, order, decree, injunction, resolution or judgment of any government, quasi-government, supranational, federal, state or local government, statutory or regulatory body, court, or agency.

     9.12 RULES OF CONSTRUCTION. Each party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the party drafting the agreement.

     IN WITNESS WHEREOF, ALZA, Merger Sub and SEQUUS have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                              ALZA CORPORATION


                              By: /s/ ERNEST MARIO, PH.D.
                                 ----------------------------------------

                              Title: Chairman and Chief Executive Officer
                                    -------------------------------------


                              ARGYLE ACQUISITION CORP.


                              By: /s/ PETER STAPLE
                                 ----------------------------------------

                              Title: President
                                    -------------------------------------


                              SEQUUS PHARMACEUTICALS, INC.

                              By: /s/ I. CRAIG HENDERSON, M.D.
                                 ----------------------------------------

                              Title: Chairman and Chief Executive Officer
                                    -------------------------------------

                                  EXHIBIT A
                                  ---------


                            CERTIFICATE OF MERGER
                                   MERGING
                          ARGYLE ACQUISITION CORP.
                                WITH AND INTO
                              THE COMPANY, INC.

         (Pursuant to Section 251 of the General Corporation Law of
                           the State of Delaware)

     Argyle Acquisition Corp., a Delaware corporation ("Acquisition Corp.") and SEQUUS Pharmaceuticals, Inc., a Delaware corporation (the "Company"), DO HEREBY CERTIFY AS FOLLOWS:

     FIRST: That Aquisition Corp. was incorporated on October 2, 1998, pursuant to the Delaware General Corporation Law (the "Delaware Law"), and that the Company was incorporated on February 13, 1987, pursuant to the Delaware Law.

     SECOND: That an Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 4, 1998, among Alza Corporation, a Delaware corporation, Acquisition Corp. and the Company, setting forth the terms and conditions of the merger of Aquisition Corp. with and into the Company (the "Merger"), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the Delaware Law.

     THIRD: That the name of the surviving corporation (the "Surviving Corporation") shall be "SEQUUS Pharmaceuticals, Inc.".

     FOURTH: That pursuant to the Merger Agreement, the Certificate of Incorporation of the Surviving Corporation is amended to read in its entirety as set forth in Exhibit A hereto.

     FIFTH: That an executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

                        ________________________________

                        ________________________________

     SIXTH: That a copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

     SEVENTH: That the Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.


     IN WITNESS WHEREOF, each of Aquisition Corp. and the Company has caused this Certificate of Merger to be executed in its corporate name this ____ day of October, 1998.


                              ARGYLE AQUISITION CORP.


                              _________________________________________
                              By:
                              Its:

                              SEQUUS PHARMACEUTICALS, INC.


                              _________________________________________
                              By:
                              Its:

                                  EXHIBIT B
                                  ---------

                      FORM OF SEQUUS AFFILIATES AGREEMENT
                      -----------------------------------


                                                               October ___, 1998

ALZA Corporation


Ladies and Gentlemen:

     The undersigned has been advised that as of the date hereof the undersigned may be deemed to be an "affiliate" of Sequus Pharmaceuticals, Inc., a Delaware corporation ("Sequus"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission, although nothing contained herein shall be construed as an admission by the undersigned that the undersigned is in fact an affiliate of Sequus. Pursuant to the terms of the Agreement and Plan of Merger, dated as of October ___,1998 (the "Agreement"), among ALZA Corporation, a Delaware corporation ("ALZA"), Argyle Acquisition Corp., a Delaware corporation, and Sequus, at the Effective Time (as defined in the Agreement) Sequus will become a wholly owned subsidiary of ALZA.

     As a result of the Merger (as defined in the Agreement), the undersigned may receive shares of Common Stock, par value $0.01 per share, of ALZA ("ALZA Common Stock"). The undersigned would receive such shares in exchange for shares of Common Stock, par value $0.0001 per share, of Sequus owned by the undersigned.

     The undersigned and ALZA agree that in the event the undersigned receives any ALZA Common Stock in the Merger:

          (A) The undersigned has carefully read this letter and discussed its requirements and other applicable limitations upon the undersigned's ability to sell, transfer or otherwise dispose of the ALZA Common Stock issued to the undersigned in the Merger, to the extent the undersigned has felt it necessary, with the undersigned's counsel.

          (B) The undersigned has been advised that the issuance of shares of ALZA Common Stock to the undersigned in the Merger will be registered under the Act by a Registration Statement on Form S-4. However, the undersigned has also been advised that because (i) at the time of the Merger's submission for a vote of the stockholders of Sequus the undersigned may be deemed an affiliate of Sequus, and (ii) the re-sale or other distribution by the undersigned of the ALZA Common Stock received in the Merger has not been registered under the Act, the undersigned may not sell, transfer or otherwise dispose of ALZA Common Stock issued to the undersigned in the Merger unless (a) such sale, transfer or other disposition has been registered under the Act, (b) such sale, transfer or other disposition is made in conformity with the volume and other applicable limitations imposed by Rule 145 under the Act, (c) the volume and other applicable limitations imposed by Rule 145 under the Act no longer apply, or (d) in the opinion of counsel reasonably acceptable to ALZA, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          (C) The undersigned understands that ALZA will be under no obligation to register the sale, transfer or other disposition of the ALZA Common Stock by the undersigned or on the undersigned's behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available. Notwithstanding the foregoing, ALZA shall file on a timely basis, from and after the Effective Time (as defined in the Agreement) and as long as is necessary in order to permit the undersigned to sell ALZA Common Stock held by the undersigned pursuant to Rule 145, all reports required to be filed by it pursuant to the Securities Exchange Act of 1934, as amended, and shall otherwise make available adequate information regarding ALZA in such manner as may be required to satisfy the requirements of Rule 144(c) under the Act as now in effect.

          (D) The undersigned understands that stop transfer instructions will be given to ALZA's transfer agent with respect to the ALZA Common Stock issued to the undersigned in the Merger and that there may be placed on the certificates for the ALZA Common Stock issued to the undersigned in the Merger, or any substitutions therefor, a legend stating in substance:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF A LETTER AGREEMENT DATED _________ 1998, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF ARGYLE."

          (E) The undersigned also understands that unless the transfer by the undersigned of ALZA Common Stock issued to the undersigned in the Merger
     (i) has been registered under the Act or (ii) is a sale made in conformity with the provisions of this letter, ALZA reserves the right, in its sole discretion, to place the following legend on the certificates issued to any transferee of shares from the undersigned:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 UNDER THE SECURITIES ACT OF

          1933, AS AMENDED, APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED."

     It is understood and agreed that the legend set forth in paragraph D or E above shall be removed by delivery of substitute certificates without such legend if the undersigned or the undersigned's transferee shall have delivered to ALZA (i) a copy of a letter from the staff of the Commission, or an opinion of counsel, in form and substance reasonably satisfactory to ALZA, to the effect that such legend is not required for purposes of the Act or (ii) reasonably satisfactory evidence or representations that the shares represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145 under the Act, or that the limitations imposed by Rule 145 under the Act no longer apply.

     The undersigned agrees that, until after such time as results covering at least 30 days of post-Merger combined operations of ALZA and Sequus have been published by ALZA within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies or the termination of the Agreement, whichever is sooner, the undersigned will not, without the prior consent of ALZA (which consent shall not be unreasonably withheld or delayed):
(i) within the 30 days prior to the Effective Time (as defined in the Agreement), sell, transfer or otherwise dispose of, or in any other way reduce the undersigned's risk of ownership or investment in, or make any offer or agreement relating to any of the foregoing with respect to any shares of the Common Stock of Sequus held by the undersigned, except pursuant to and upon consummation of the Merger (as defined in the Agreement); or (ii) sell, transfer or otherwise dispose of, or in any other way reduce the undersigned's risk of ownership or investment in, or make any offer or agreement relating to any of the foregoing with respect to the ALZA Common Stock received by the undersigned in the Merger.

     In the event the Agreement is terminated, this letter agreement shall terminate and shall cease to be of any force or effect.

                                             Very truly yours,





Acknowledged this ___ day of __________, 1998.

ALZA CORPORATION


By: ___________________________________
         Name:

                                  EXHIBIT C
                                  ---------

                       FORM OF ALZA AFFILIATES AGREEMENT
                       ---------------------------------

                              October __, 1998



Sequus Pharmaceuticals, Inc.


Ladies and Gentlemen:

     The undersigned has been advised that as of the date hereof the undersigned may be deemed to be an "affiliate" of ALZA Corporation, a Delaware corporation ("ALZA"), as the term "affiliate" is used in and defined for purposes of Accounting Series Releases 130 and 135, as amended, of the Securities and Exchange Commission ("Commission"). Pursuant to the terms of the Agreement and Plan of Merger, dated as of ___________, 1998 (the "Agreement), among ALZA, Argyle Acquisition Corp., a Delaware corporation, and SEQUUS Pharmaceuticals, Inc., a Delaware corporation ("SEQUUS"), at the Effective Time (as defined in the Agreement) SEQUUS will become a wholly-owned subsidiary of ALZA.

     Until after such time as results covering at least 30 days of post-merger combined operations of ALZA and SEQUUS have been published by SEQUUS within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies or the termination of the Agreement, whichever is sooner, the undersigned agrees that the undersigned will not, without the prior consent of SEQUUS (which consent shall not be unreasonably withheld or delayed) within the 30 days prior to the Effective Time (as defined in the Agreement), sell, transfer or otherwise dispose of, or in any other way reduce the undersigned's risk of ownership or investment in, or make any offer or agreement relating to any of the foregoing with respect to any shares of the Common Stock of SEQUUS held by the undersigned, except pursuant to and upon consummation of the Merger (as defined in the Agreement) and that the undersigned will not sell, transfer or otherwise dispose, or in any other way reduce the undersigned's risk of ownership or investment

Sequus Pharmaceuticals, Inc.
Page 2


in, or make any offer or agreement relating to any of the foregoing with respect to the ALZA Common Stock held by the undersigned.

                                            Very truly yours,


                                            ______________________
                                            Director and/or Officer



Acknowledged this ___ day of __________, 1998.

SEQUUS PHARMACEUTICALS, INC.

By: _______________________________

Its:_______________________________